 [FIRST LIEN CREDIT AGREEMENT]

$235,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 14, 2006

among

PGT INDUSTRIES, INC.,

as Borrower,

JLL WINDOW HOLDINGS, INC.

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

UBS SECURITIES LLC,

as Arranger, Bookmanager, Co-Documentation Agent and Syndication Agent,

and

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Agent and Collateral Agent,

and

UBS LOAN FINANCE LLC,

as Swingline Lender,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agent

Cahill Gordon & Reindel llp

80 Pine Street

New York, NY  10005

748438

TABLE OF CONTENTS

SectionPage

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms
SECTION 1.02	Classification of Loans and Borrowings
SECTION 1.03	Terms Generally
SECTION 1.04	Accounting Terms; GAAP
SECTION 1.05	Resolution of Drafting Ambiguities

ARTICLE II

THE CREDITS

SECTION 2.01	Commitments
SECTION 2.02	Loans
SECTION 2.03	Borrowing Procedure
SECTION 2.04	Evidence of Debt; Repayment of Loans
SECTION 2.05	Fees
SECTION 2.06	Interest on Loans
SECTION 2.07	Termination and Reduction of Commitments
SECTION 2.08	Interest Elections
SECTION 2.09	Amortization of Term Borrowings
SECTION 2.10	Optional and Mandatory Prepayments of Loans
SECTION 2.11	Alternate Rate of Interest
SECTION 2.12	Increased Costs
SECTION 2.13	Breakage Payments
SECTION 2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs
SECTION 2.15	Taxes
SECTION 2.16	Mitigation Obligations; Replacement of Lenders
SECTION 2.17	Swingline Loans
SECTION 2.18	Letters of Credit

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers
SECTION 3.02	Authorization; Enforceability
SECTION 3.03	No Conflicts
SECTION 3.04	Financial Statements; Projections
SECTION 3.05	Properties
SECTION 3.06	Intellectual Property
SECTION 3.07	Equity Interests and Subsidiaries
SECTION 3.08	Litigation; Compliance with Laws
SECTION 3.09	Agreements
SECTION 3.10	Federal Reserve Regulations
SECTION 3.11	Investment Company Act
SECTION 3.12	Use of Proceeds
SECTION 3.13	Taxes
SECTION 3.14	No Material Misstatements
SECTION 3.15	Labor Matters
SECTION 3.16	Solvency
SECTION 3.17	Employee Benefit Plans
SECTION 3.18	Environmental Matters
SECTION 3.19	Insurance
SECTION 3.20	Security Documents
SECTION 3.21	Acquisition Documents; Representations and Warranties in Acquisition Agreement
SECTION 3.22	Anti-Terrorism Law
SECTION 3.23	Second Lien Documents

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01	Conditions to Initial Credit Extension
SECTION 4.02	Conditions to All Credit Extensions

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements, Reports, etc.
SECTION 5.02	Litigation and Other Notices
SECTION 5.03	Existence; Businesses and Properties
SECTION 5.04	Insurance
SECTION 5.05	Obligations and Taxes
SECTION 5.06	Employee Benefits
SECTION 5.07	Maintaining Records; Access to Properties and Inspections; Annual Meetings
SECTION 5.08	Use of Proceeds
SECTION 5.09	Compliance with Environmental Laws; Environmental Reports
SECTION 5.10	Interest Rate Protection
SECTION 5.11	Additional Collateral; Additional Guarantors
SECTION 5.12	Security Interests; Further Assurances
SECTION 5.13	Information Regarding Collateral
SECTION 5.14	Post-Closing Matters
SECTION 5.15	Ratings

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Indebtedness
SECTION 6.02	Liens
SECTION 6.03	Sale and Leaseback Transactions
SECTION 6.04	Investment, Loan and Advances
SECTION 6.05	Mergers and Consolidations
SECTION 6.06	Asset Sales
SECTION 6.07	Acquisitions
SECTION 6.08	Dividends
SECTION 6.09	Transactions with Affiliates
SECTION 6.10	Financial Covenants
SECTION 6.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.
SECTION 6.12	Limitation on Certain Restrictions on Subsidiaries
SECTION 6.13	Limitation on Issuance of Capital Stock
SECTION 6.14	Limitation on Creation of Subsidiaries
SECTION 6.15	Business
SECTION 6.16	Limitation on Accounting Changes
SECTION 6.17	Fiscal Year
SECTION 6.18	Embargoed Person
SECTION 6.19	No Further Negative Pledge
SECTION 6.20	Anti-Terrorism Law; Anti-Money Laundering

ARTICLE VII

GUARANTEE

SECTION 7.01	The Guarantee
SECTION 7.02	Obligations Unconditional
SECTION 7.03	Reinstatement
SECTION 7.04	Subrogation; Subordination
SECTION 7.05	Remedies
SECTION 7.06	Instrument for the Payment of Money
SECTION 7.07	Continuing Guarantee
SECTION 7.08	General Limitation on Guarantee Obligations
SECTION 7.09	Release of Guarantors

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01	Events of Default

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01	[Intentionally Omitted]
SECTION 9.02	[Intentionally Omitted]
SECTION 9.03	Application of Proceeds

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01	Appointment
SECTION 10.02	Agent in Its Individual Capacity
SECTION 10.03	Exculpatory Provisions
SECTION 10.04	Reliance by Agent
SECTION 10.05	Delegation of Duties
SECTION 10.06	Successor Agent
SECTION 10.07	Non-Reliance on Agent and Other Lenders
SECTION 10.08	Name Agents
SECTION 10.09	Indemnification

ARTICLE XI

MISCELLANEOUS

SECTION 11.01	Notices
SECTION 11.02	Waivers; Amendment
SECTION 11.03	Expenses; Indemnity
SECTION 11.04	Successors and Assigns
SECTION 11.05	Survival of Agreement
SECTION 11.06	Counterparts; Integration; Effectiveness; Electronic Execution of Assignments
SECTION 11.07	Severability
SECTION 11.08	Right of Setoff
SECTION 11.09	Governing Law; Jurisdiction; Consent to Service of Process
SECTION 11.10	Waiver of Jury Trial
SECTION 11.11	Headings
SECTION 11.12	Confidentiality
SECTION 11.13	Interest Rate Limitation
SECTION 11.14	Lender Addendum
SECTION 11.15	Obligations Absolute
SECTION 11.16	USA PATRIOT Act Notice

ARTICLE XII

[INTENTIONALLY OMITTED]

ANNEXES

Annex I                                     Amortization Table

SCHEDULES

Schedule 1.01(a)                                    Mortgaged Property
Schedule 1.01(b)                                    Refinancing Indebtedness to be Repaid (Refinanced at the time of the closingof the Original Credit Facility in 2004)
Schedule 3.03                                     Governmental Approvals; Compliance with Laws
Schedule 3.05(b)                                     Real Property
Schedule 3.06(c)                                     Violations or Proceedings
Schedule 3.07(a)                                     Subsidiaries
Schedule 3.07(c)                                     Corporate Organizational Chart
Schedule 3.09(c)                                     Material Agreements
Schedule 3.18                                     Environmental Matters
Schedule 3.19                                     Insurance
Schedule 3.20(a)                                     Non-UCC Security Agreement Collateral
Schedule 3.21                                     Acquisition Documents
Schedule 4.01(B)(g)                                     Local Counsel
Schedule 4.01(B)(n)(iii)                                           Control Agreements
Schedule 4.01(B)(o)(iii)                                           Title Insurance Amounts
Schedule 5.14                                     Post Closing Matters
Schedule 6.01(b)                                     Existing Indebtedness
Schedule 6.02(c)                                     Existing Liens
Schedule 6.04(b)                                     Existing Investments

EXHIBITS

Exhibit A                                     Form of Administrative Questionnaire
Exhibit B                                     Form of Assignment and Acceptance
Exhibit C                                     Form of Borrowing Request
Exhibit D                                     Form of Compliance Certificate
Exhibit E                                     Form of Interest Election Request
Exhibit F                                     Form of Subsidiary Joinder Agreement
Exhibit G                                     Form of Landlord Access Agreement
Exhibit H                                     Form of LC Request
Exhibit I                                     Form of Lender Addendum
Exhibit J-1                                     Form of Mortgage
Exhibit K-1                                     Form of Tranche A-2 Note
Exhibit K-2                                     Form of Revolving Note
Exhibit K-3                                     Form of Swingline Note
Exhibit L-1                                     Form of Perfection Certificate
Exhibit L-2                                     Form of Perfection Certificate Supplement
Exhibit M                                     Forms of Security Agreement
Exhibit N-1                                     Form of Opinion of Company Counsel
Exhibit N-2                                     Form of Opinion of Local Counsel
Exhibit O                                     Form of Solvency Certificate
Exhibit P                                     Form of Intercompany Note
Exhibit Q                                     Form of Non-Bank Certificate
Exhibit R                                     Form of Intercreditor Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of February 14, 2006, amends and restates the certain Credit Agreement originally dated as of January 29, 2004, as amended and restated by the Amended and Restated Credit Agreement dated as of February 9, 2004, as amended by Amendment No. 1 thereto and Amendment No. 2 thereto, dated as of May 25, 2005 and September 19, 2005, respectively, among PGT INDUSTRIES, INC., a Florida corporation (“PGT Industries”), JLL WINDOW HOLDINGS, INC., a Delaware corporation and the direct parent company of PGT Industries (“Window Holdings” or “Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, Window Holdings and JLL Window Company, a Delaware corporation (“Window Company”), a direct Wholly Owned Subsidiary of Window Holdings, entered into a securities purchase agreement, dated as of December 18, 2003 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with the stockholders, warrant holders and option holders of PGT Holding and FNL MANAGEMENT CORP., an Ohio corporation, to effect the acquisition of PGT Holding (the “Acquisition”) by Window Holdings.

WHEREAS, Borrower, Window Holdings, PGT Holding Company, a Delaware corporation and a direct parent of PGT Industries (“PGT Holding”), the lenders identified therein, the Arranger, the Swingline Lender, the Administrative Agent, UBS AG, Stamford Branch, in its capacity as the first lien collateral agent and in its capacity as the second lien collateral agent, and in its capacity as issuing bank thereunder originally entered into that certain Credit Agreement (the “First Credit Agreement”) dated as of January 29, 2004, as amended and restated by the Amended and Restated Credit Agreement, dated as of February 9, 2004 (the “First Amendment and Restatement”), as amended by Amendment No. 1 thereto dated May 25, 2005 (the “First Amendment”) and as further amended by Amendment No. 2 thereto (the “Second Amendment”, and together with the First Credit Agreement, the First Amendment and Restatement and the First Amendment, the “Original Credit Agreement”).

WHEREAS, on the Closing Date, the initial Credit Extension to Borrower under the First Credit Agreement was consummated.

WHEREAS, on the Closing Date, Borrower certified that in connection with the Acquisition, Window Company loaned the net proceeds of its initial borrowings under the First Credit Agreement to Window Holdings (the “Intercompany Loan”) pursuant to a note to finance a portion of the Acquisition.

WHEREAS, immediately following the Acquisition, PGT Holding became a Guarantor under the First Credit Agreement by executing and delivering a joinder agreement.

WHEREAS, (a) on the Closing Date Borrower certified that, pursuant to the Acquisition Agreement, following the Intercompany Loan and the Acquisition, (i) Window Company merged with and into PGT Industries, with PGT Industries continuing as the corporation surviving such merger and (ii) all of the outstanding securities of Window Company were cancelled and (b) PGT Industries became a party to the First Credit Agreement by executing and delivering a joinder agreement and assumed Window Company’s obligations thereunder ((a)(i) and (ii) and (b), the “Merger”).

WHEREAS, on the Closing Date Borrower certified that the Rollover Equity exchange was consummated prior to the consummation of the Intercompany Loan and that the Equity Financing was consummated prior to or simultaneously with the initial borrowings under the First Credit Agreement.

WHEREAS, on the Closing Date Borrower requested the Lenders to extend credit in the form of (a) term loans on the Closing Date, in an aggregate principal amount of $170.0 million and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25.0 million, of which no more than $5.0 million were available to be drawn on the Closing Date.

WHEREAS, on the Closing Date Borrower requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5.0 million.

WHEREAS, on the Closing Date Borrower requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $7.5 million, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries.

WHEREAS, PGT Industries, PGT Holding, Window Holdings, the Subsidiary Guarantors, the lenders party thereto, the Administrative Agent, the Arranger, the Syndication Agent, the Swingline Lender, UBS AG, Stamford Branch, in the capacities of first lien collateral agent and second lien collateral agent, and the Co-Documentation Agents entered into the First Amendment and Restatement, to amend, among other things, certain pricing terms with respect to the Loans.

WHEREAS, PGT Industries, PGT Holding, Window Holdings, the Administrative Agent and the lenders party thereto entered into the First Amendment to, among other things, amend certain definitions contained in the First Amendment and Restatement to provide for the intercompany merger of Window Holdings with and into its Wholly Owned Subsidiary, PGT Holding, with Window Holdings surviving such merger (the “Holdings Intercompany Merger”).

WHEREAS, PGT Industries, Window Holdings, the Administrative Agent, UBS AG, Stamford Branch, in the capacity as first lien collateral agent and its capacity as second lien collateral agent, and the lenders party thereto entered into the Second Amendment, to provide for, among other things, (a) the prepayment of all outstanding Tranche A Loans, (b) the creation of a new Class of Tranche A-1 Loans in aggregate principal amount of $190.0 million, (c) the prepayment of all outstanding Tranche B Loans and the termination of all obligations with respect thereto, (d) the deletion of the Consolidated Fixed Charge Coverage Ratio and (e) the payment of a Dividend of up to $20 million to equity holders of Window Holdings (such Dividend payment, the “September 2005 Dividend”).

WHEREAS, PGT Industries, Window Holdings, the Subsidiary Guarantors, the Lenders party hereto, the Administrative Agent, the Arranger, the Syndication Agent, the Swingline Lender, the Collateral Agent, the Issuing Bank and the Co-Documentation Agents wish to enter into the Amendment Agreement dated the Amendment and Restatement Effective Date (the “Amendment Agreement”) and to amend and restate the Original Credit Agreement, to provide for, among other things, the creation of a new tranche of Term Loans hereby designated as “Tranche A-2,” the repayment in full of the Tranche A-1 Term Loans (as defined in the Second Amendment), a Credit Extension from the Tranche A-2 Term Loan Lenders of Tranche A-2 Term Loans in an aggregate principal amount not to exceed $205.0 million, the creation of a new tranche of Revolving Commitments hereby designated as “Tranche A-1”, the repayment in full of the Revolving Commitments (as defined in the Original Credit Agreement), the incurrence by Borrower on the Amendment and Restatement Effective Dates of Second Lien Term Loans pursuant to a Second Lien Credit Agreement in an aggregate principal amount of up to $115.0 million and the making of a Dividend payment of up to $130.0 million to equity holders and option holders of Window Holdings payable on the Amendment and Restatement Effective Date, or at the option of Borrower, within 30 days thereof (such Dividend payment, the “2006 Dividend”).

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, the Obligations (as defined in the Original Credit Agreement) of the Borrower and the other Loan Parties under the Original Credit Agreement and the Security Documents (as defined in the Original Credit Agreement, such Security Documents hereinafter the “Original Security Documents”) are secured by certain Collateral (as defined in the Original Credit Agreement) and are guaranteed or supported or otherwise benefited by the Original Security Documents.

WHEREAS, Borrower, Window Holdings, the Subsidiary Guarantors, the Lenders, the Arranger, the Bookmanager, the Co-Documentation Agents, the Syndication Agent, the Swingline Lender, the Administrative Agent, the Collateral Agent and the Issuing Bank intend that (a) all obligations under the Original Credit Agreement of the parties shall continue to exist under and be evidenced by this Agreement and the other Loan Documents; and (b) except as expressly amended hereby, the Original Credit Agreement and the other Loan Documents (including the Security Documents) are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations; it being understood that it is the intent of the parties hereto that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Credit Agreement or evidence payment of all or any of such obligations and liabilities and such rights, obligation and liabilities shall continue and remain outstanding, and that this Agreement amends and restates in its entirety the Original Credit Agreement.

WHEREAS, the Lenders are willing to amend and restate the Original Credit Agreement and are willing to continue and extend such credit to Borrower, and the Issuing Bank is willing to issue letters of credit for the account of Borrower and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms

.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Business” shall mean, collectively, PGT Holdings (subsequently merged with and into Window Holdings) and PGT Industries.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed on Schedule 3.21.

“Additional Equity Partner” shall have the meaning set forth in the definition of “Qualified Contribution Transaction.”

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent at the start of the applicable Interest Period to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arranger, the Co-Documentation Agents, the Syndication Agent, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amended and Restated Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit M hereto among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Amendment Agreement” has the meaning set forth in the recitals hereto.

“Amendment and Restatement Effective Date” shall mean the date, not later than February 14, 2006, that the conditions precedent set forth in Section 4.01(B) have been satisfied.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, for any day, with respect to any Tranche A-1 Revolving Loan or Term Loan, as the case may be, the applicable percentage set forth in the table below under the appropriate caption:

	Eurodollar	ABR
Tranche A-1 Revolving Loans	2.75%	1.75%
Term Loans	3.00%	2.00%

; provided, however, that, with respect to Tranche A-1 Revolving Loans only, after the date on which Holdings shall have delivered financial statements for the fiscal quarter ending at least six months of the Closing Date, the Applicable Margin shall mean the applicable percentage set forth in the table below under the appropriate caption:

Total Leverage Ratio	Tranche A-1 Revolving Loans
	Eurodollar	ABR
Level I ≥3.5:1.0	2.75%	1.75%
Level II <3.5:1.0 but ≥3.0:1.0	2.50%	1.50%
Level III <3.0:1.0 but ≥2.5:1.0	2.25%	1.25%
Level IV <2.5:1.0	2.00%	1.00%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Tranche A-1 Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) for the fiscal period ended at least six months after the Closing Date, (ii) at any time during which Window Holdings has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b), respectively, and (iii) at any time during the continuance of an Event of Default.

“Arranger” means UBS SECURITIES LLC.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings (other than issuances or sales of Equity Interests of Borrower to Additional Equity Partners in Qualified Contribution Transactions, to the extent permitted by Section 6.13), in each case, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or Holdings or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 3.18.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means, prior to the consummation of the Merger, Window Company, and, at and subsequent to the consummation of the Merger and the delivery of an executed Borrower Joinder Agreement, PGT Industries.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, capital expenditures, as determined in accordance with GAAP, of Window Holdings and its Subsidiaries, but excluding (i) proceeds of Asset Sales applied towards the purchase of any property or expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(e) and (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment resulting from Permitted Acquisitions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, to the extent paid or payable in cash, net of net cash payments received under all interest rate Hedging Obligations (taken together) of such person.

Notwithstanding the foregoing, for the purposes of calculating Cash Interest Expense:

               (i)for the fiscal quarter ended March 31, 2006, Cash Interest Expense shall be deemed to equal the product of (a) Cash Interest Expense for the period from the Amendment and Restatement Effective Date through March 31, 2006, as determined in accordance with the preceding paragraph of this definition of “Cash Interest Expense,” multiplied by (b) a fraction, the numerator of which is 90 and the denominator of which is the number of days from the Amendment and Restatement Effective Date through and including March 31, 2006 (the product thereof, the “Deemed Q-1 Cash Interest Expense”);

               (ii)for the four fiscal quarters ended June 30, 2006, Cash Interest Expense shall be deemed to equal the product of (a) the sum of (x) Cash Interest Expense for the quarter ended June 30, 2006, as determined in accordance with the preceding paragraph of this definition of “Cash Interest Expense,” plus (y) the Deemed Q-1 Cash Interest Expense, multiplied by (b) 2;

               (iii)for the four fiscal quarters ended September 30, 2006, Cash Interest Expense shall be deemed to equal the product of (a) the sum of (x) Cash Interest Expense for the two quarters ended September 30, 2006, as determined in accordance with the preceding paragraph of this definition of “Cash Interest Expense,” plus (y) the Deemed Q-1 Cash Interest Expense, multiplied by (b) 4/3; and

               (iv)for the four fiscal quarters ended December 31, 2006, Cash Interest Expense shall be deemed to equal the sum of (x) Cash Interest Expense for the three quarters ended December 31, 2006, as determined in accordance with the preceding paragraph of this definition of “Cash Interest Expense,” plus (y) the Deemed Q-1 Cash Interest Expense.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if:

(a)           Window Holdings at any time ceases to own 100% of the Equity Interests of Borrower (other than Equity Interests owned by Additional Equity Partners acquired in one or more Qualified Contribution Transactions);

(b)           prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock of Window Holdings representing a majority of the voting power of the total outstanding Voting Stock of Window Holdings or Borrower or (ii) the Permitted Holders cease to own, directly or indirectly, Equity Interests representing a majority of the total economic interests of the Equity Interests of Window Holdings or Borrower;

(c)           following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Window Holdings or Borrower representing 50% or more of the voting power of the total outstanding Voting Stock of such Company; or

(d)           following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Window Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Window Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Window Holdings.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A-1 Revolving Commitment, Tranche A-2 Term Loan Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean January 29, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means, collectively, GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and any successor thereto pursuant to this Agreement.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Tranche A-1 Revolving Commitment,  Tranche A-2 Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Holdings, Borrower and their respective Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of January 2004.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Window Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Window Holdings and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Window Holdings and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents, but including cash or Cash Equivalents that could be deemed “restricted cash” or cash required to be set aside, segregated or pledged in support of bidding procedures.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Window Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Window Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Window Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Window Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to Window Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its equityholders):

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           (i) fees and expenses directly incurred in connection with the January 2004 Transactions and (ii) fees and expenses directly incurred in connection with the 2006 Transactions, in an amount not to exceed $3.0 million,

(f)           the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(g)           all other reasonable non-recurring cash items reducing the Consolidated Net Income for such period (for the avoidance of doubt, including without limitation any portion of the 2006 Dividend reducing Consolidated Net Income for such period to the extent not otherwise added back for purposes of Consolidated EBITDA), and

(h)           Management Fees in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date in an amount not to exceed the amount for such period set forth in such Management Services Agreement, as in effect on the Closing Date, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the January 2004 Transactions, the 2006 Transactions, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated First Lien Secured Indebtedness” means at any date of determination, Consolidated Indebtedness that is not Subordinated Indebtedness and that is secured by a Lien on any assets of Borrower or any of its Subsidiaries that ranks equally with the Lien granted under the Security Documents to the Collateral Agent for the benefit of the Secured Parties in all respects.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount, without duplication, of all (i) Indebtedness, (ii) obligations evidenced by bonds, debentures, notes or similar instruments issued as “pay-in-kind” interest payments, (iii) the then accreted amount of obligations evidenced by bonds, debentures, notes or similar instruments issued at any original issue discount, and (iv) all LC Exposure, in each case, of Window Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding liabilities incurred in connection with Hedging Agreements of the type described in Section 6.01(c) (other than the termination value thereof to the extent such termination value is then due and payable).

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Window Holdings and its Subsidiaries (net of interest income) for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           without duplication, imputed interest on Capital Lease Obligations and the interest component of all lease obligations with respect to Sale and Leaseback Transactions of Window Holdings and its Subsidiaries for such period (other than to the extent such leases are properly treated as operating leases in accordance with GAAP);

(b)           commissions, discounts and other fees and charges owed by Window Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Window Holdings or any of its Subsidiaries for such period;

(d)           cash contributions to any employee stock ownership plan or similar trust made by Window Holdings or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Window Holdings or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)           all interest paid or payable with respect to discontinued operations of Window Holdings or any of its Subsidiaries for such period,

(f)           the interest portion of any deferred payment obligations of Window Holdings or any of its Subsidiaries for such period;

(g)           all interest on any Indebtedness of Window Holdings or any of its Subsidiaries of the type described in clause (f) or (j) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the January 2004 Transactions or the 2006 Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Window Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any person (other than a Subsidiary of Window Holdings) in which any person other than Window Holdings and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Window Holdings or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)           the net income of any Subsidiary of Window Holdings during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that Subsidiary during such period, except that Window Holdings’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Window Holdings or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Window Holdings or any of its Subsidiaries;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)           earnings or losses resulting from any reappraisal, revaluation, write-up or write-down of assets;

(f)           unrealized gains and losses with respect to Hedging Obligations for such period; and

(g)           any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Window Holdings or any of its Subsidiaries during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Window Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a)           Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)           at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)           such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Amendment and Restatement Effective Date (other than as permitted by Section                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                       6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation (other than customary change of control or asset sale proceeds repurchase obligations) which may come into effect prior to payment in full of all Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“ECF Percentage” shall mean, with respect to any fiscal year, the applicable percentage set forth below across from the applicable First Lien Secured Leverage Ratio as of the last day of such fiscal year:

First Lien Secured Leverage Ratio	Applicable Percentage
> 3.0:1.0	75%
> 1.5:1.0 and ≤ 3.0:1.0	50%
≤ 1.5:1.0	25%

“Embargoed Person” shall have the meaning assigned to such term in Section 6.18.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Financing” shall mean the cash equity investment in PGT Holding, which, when taken together with the Rollover Equity, shall be not less than $155.0 million, by the Equity Investors, on terms and conditions reasonably satisfactory to the Administrative Agent as the same (other than the portion constituting Rollover Equity) is further invested in cash equity in Borrower on or prior to the Closing Date.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates and one or more investors reasonably satisfactory to the Administrative Agent and the Arranger.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h)(ii).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of

(a)           Consolidated EBITDA for such period, minus

(b)           increases to Net Working Capital for such period (other than to the extent attributable to deferred taxes and/or Hedging Agreements), plus

(c)           decreases to Net Working Capital for such period (other than to the extent attributable to deferred taxes and/or Hedging Agreements), minus

(d)           cash interest (including, without limitation, cash payments made under Hedging Agreements during such period), commitment fees, Letter of Credit fees and other fees associated with any Loan Document or any other Indebtedness paid by Window Holdings and its Subsidiaries during such period, minus

(e)           permanent repayments and prepayments of Indebtedness by Window Holdings and its Subsidiaries during such period (except to the extent such repayments or prepayments were made in connection with a refinancing), minus

(f)           fees and expenses directly incurred in connection with the 2006 Transactions to the extent increasing Consolidated EBITDA during such period pursuant to clause (e)(ii) of the definition thereof, minus

(g)           Capital Expenditures made in cash in accordance with Section 6.10(d) during such period (other than Capital Expenditures funded by Excluded Issuances), minus

(h)           aggregate amount of Investments made in cash during such period pursuant to Sections 6.04(e), (i) and (j) (other than Investments made with Excluded Issuances), minus

(i)           taxes of Window Holdings and its Subsidiaries that were paid in cash (less any tax refunds) during such period or will be paid within six months after the end of such period for which reserves have been established, minus

(j)           if not deducted in determining Consolidated EBITDA, the Management Fees paid during such period in compliance with Section 6.09(e), plus

(k)           to the extent not included in the calculation of Consolidated EBITDA, cash received under Hedging Agreements, plus

(l)           the net effect of all other cash items that were excluded from the calculation of Consolidated EBITDA and/or Consolidated Net Income, by operation of the respective definitions thereof,

provided that, to the extent otherwise included therein, the Net Cash Proceeds of Asset Sales (other than under Section 6.06(b)) and Casualty Events, in each case, to the extent applied in accordance with the applicable provisions of Section 2.10 shall be deducted in calculating Excess Cash Flow.

“Excess Cash Flow Period” shall mean (i) the fiscal year of Borrower ending December 30, 2006 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings to the Equity Investors, to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 45 days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures or one or more Permitted Acquisitions or Permitted Investments.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits (however denominated) by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, conducts business (other than a business deemed to arise by virtue of the transactions contemplated by this Agreement) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other jurisdiction and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Executive Orders” shall have the meaning assigned to such term in Section 6.18.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated December 18, 2003, among Window Holdings, UBS Loan Finance LLC and UBS Securities LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the later of the Revolving Maturity Date and the Term Loan Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment” shall have the meaning assigned to such term in the recitals hereto.

“First Amendment and Restatement” shall have the meaning assigned to such term in the recitals hereto.

“First Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“First Lien Secured Leverage Ratio” means, at any date of determination, the ratio of Consolidated First Lien Secured Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“First Priority” shall mean with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of, and conducts substantially all of its business in, a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Glass Plant Purchase” shall mean the one time acquisition by Borrower of the plant and related land currently leased pursuant to a lease dated January 29, 2001 between P.E.H. Investments L.L.C. and PGT Industries for premises at 3429 Technology Drive, Nokomis, Florida, which occurred on March 5, 2004.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings, the Subsidiary Guarantors and each Additional Equity Partner.

“Guarantors” shall mean Holdings, the Subsidiary Guarantors and each Additional Equity Partner that becomes a party hereto.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Holdings Intercompany Merger” shall have the meaning assigned to such term in the recitals hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and (i) not overdue by more than 90 days or (ii) if so overdue, are being contested in good faith); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Amendment and Restatement Effective Date among the Collateral Agent and the Second Lien Collateral Agent, and consented to by the Loan Parties, substantially in the form of Exhibit R.

“Intercompany Loan” shall have the meaning assigned to such term in the recitals hereto.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Tranche A-1 Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Tranche A-1 Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided that an Interest Period shall be limited to the extent required under Section 2.03(e).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“January 2004 Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Acquisition Documents and the Original Credit Agreement, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the issuance of the Rollover Equity (f) the placement of the Intercompany Loan; (g) the consummation of the Merger; and (h) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.  The amount of the LC Commitment shall initially be $10.0 million, but in no event exceed the Tranche A-1 Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Tranche A-1 Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, attached to the First Credit Agreement executed and delivered by such Lender on the Closing Date, and with respect to any Tranche A-2 Term Loan Lender and any Tranche A-1 Revolving Lender on the Amendment and Restatement Effective Date, a lender addendum in the form of Exhibit I attached hereto to be executed and delivered by such Lender on the Amendment and Restatement Effective Date as provided in Section 11.14.

“Lenders” shall mean (a) the financial institutions and investment funds that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution or investment fund that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement (including the Original Credit Agreement), the Amendment Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Intercreditor Agreement,  each Hedging Obligation relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into and, solely for purposes of paragraph (e) of Article VIII hereof, the Fee Letter.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan (and shall include any Replacement Term Loans (as defined in Section 11.02(d)).

“Management Fees” shall have the meaning set forth in Section 6.09(e).

“Management Services Agreement” shall have the meaning set forth in Section 6.09.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, results of operations, condition (financial or otherwise), liabilities or material agreements of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Casualty Event” shall have the meaning assigned to such term in Section 3.05(c).

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Merger” shall have the meaning assigned to such term in the recitals hereto.

“Moody’s” means Moody’s Investors Service Inc. or any successor thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property (including as amended by any Mortgage Amendment with respect thereto, if any), which shall be substantially in the form of Exhibit I or other form reasonably satisfactory to the Collateral Agent with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law and, in each case, which Mortgage shall be subject to the Intercreditor Agreement.

“Mortgage Amendment” shall have the meaning assigned to such term in Section 4.01(B)(o)(i).

“Mortgaged Property” shall mean (a) each Real Property identified on Schedule 1.01(a) hereto, which shall be subject to a Mortgage hereunder and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (including Capital Leases) for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any Debt Issuance or issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof (other than proceeds from customary business interruption insurance), net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New North Carolina Plant” shall mean the proposed new manufacturing facility anticipated to be located in North Carolina.

“New Security Documents” shall mean the Amended and Restated Security Agreement and the Mortgage Amendments and each other amendment to any Security Document delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Amended and Restated Security Agreement, any Mortgage Amendments or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Amended and Restated Security Agreement or any Mortgage Amendment.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents owing to the Secured Parties (in their capacity as such), (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents owing to the Secured Parties (in their capacity as such), (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or Affiliate of a Lender at the time such Hedging Agreement was entered into and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by (i) the chairman of the Board of Directors (if an officer), the chief executive officer, chief operating officer or the president and (ii) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Security Agreement” shall have the meaning assigned to such term in the definition of “Security Agreement.”

“Original Security Documents” shall have the meaning assigned to such term in the recitals hereto.

“Other List” shall have the meaning assigned to such term in Section 6.18.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overdraft Obligations” shall mean the obligations described in clause (d) of the definition of “Obligations.”

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

               (i)no Default is continuing or would result therefrom;

               (ii)after giving effect to such transaction on a Pro Forma Basis, Window Holdings shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

               (iii)no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

               (iv)the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Collateral Liens;

               (v)the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

               (vi)all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

               (vii)with respect to any transaction involving Acquisition Consideration of more than $10.0 million, unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

               (viii)at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

               (ix)the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for such acquisition shall not exceed $25.0 million (other than in connection with the Glass Plant Purchase, which occurred on March 5, 2004) and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for all Permitted Acquisitions (other than the Glass Plant Purchase, which occurred on March 5, 2004) since the Closing Date shall not exceed $45.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

“Permitted Collateral Liens” means (i) Contested Liens (as defined in the Security Agreement), (ii) the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o) and (p) of Section 6.02 and (iii) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 6.02; provided, however upon the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or 5.12, Permitted Collateral Liens shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted Holders” shall mean (a) Sponsor and (b) its Controlled Investment Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted North Carolina Sale and Leaseback Transaction” shall mean a Sale and Leaseback Transaction entered into in connection with the New North Carolina Plant, provided that (i) all of the assets sold or transferred in such transaction are leased or rented back by the party selling or transferring such assets and (ii) the lease and rental of such assets occurs substantially currently with the sale thereof.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

“PGT Holding” shall have the meaning assigned to such term in the recitals hereto.

“PGT Industries” shall have the meaning assigned to such term in the preamble hereto.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than (x) as permitted by Section 6.01 or (y) any Excluded Issuance).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Tranche A-1 Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Tranche A-1 Revolving Lenders represented by such Lender’s Revolving Commitment.

“Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding-up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided that (i) such Indebtedness is incurred within 90 days after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Contribution Transaction” shall mean the issuance or sale by PGT Industries of Equity Interests in PGT Industries to a person (an “Additional Equity Partner”), if each of the following conditions is met:

               (i)the Equity Interests issued or sold are Qualified Capital Stock;

               (ii)the Additional Equity Partner shall be a corporation or a limited liability company organized under the laws of the United States or any state thereof or the District of Columbia who shall have provided to the Administrative Agent such documents, instruments and other information as may be necessary or desirable in order to enable the Administrative Agent to comply with applicable Anti-Terrorism Laws;

               (iii)contemporaneously with its acquisition of such Equity Interests, the Additional Equity Partner shall duly execute and deliver a joinder agreement (in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which it shall become a Guarantor hereunder and be subject to Article VII hereto and be bound as if it were a Loan Party by the covenants set forth in Section 5.11(d), 6.14, the first sentence of Section 6.15(a) (substituting the words “Window Holdings” with “the Additional Equity Partner”) and Sections 6.18, 6.19 and 6.20 and shall duly execute a joinder agreement (in form and substance reasonably satisfactory to the Collateral Agent) to the applicable Security Documents in accordance with Section 5.11(d) and take all other actions set forth therein;

               (iv)not less than 5 Business Days prior to the consummation of the issuance or sale, Borrower shall provide written notice to the Administrative Agent identifying the Additional Equity Partner, the Company which will be issuing or selling the Equity Interests and setting forth the contribution to be received; and

               (v)upon the consummation of such sale or issuance, Borrower shall deliver to the Administrative Agent an opinion of counsel (in form and substance satisfactory to Administrative Agent), as to the enforceability of the Additional Equity Partner’s Guarantee and as to the enforceability, validity and existence of a perfected and valid security interest in the Collateral of the Additional Equity Partner required to be pledged pursuant to Section 5.11(d).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings or any of its Subsidiaries listed on Schedule 1.01(b), which occurred at the Closing Date.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Fund” shall mean with respect to any Lender that is a fund that buys or invests in bank loans, any other fund that buys or invests in commercial loans or investments and is managed, administered or advised by the same investment advisor as such Lender or by an Affiliate of such advisor, or an entity or an Affiliate of an entity which manages, administers or advises such Lender.

“Related Hedging Obligations” shall mean the obligations described in clause (c) of the definition of “Obligations.”

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean, at any time, Lenders having Loans, LC Exposure and unused Tranche A-1 Revolving Commitments and Tranche A-2 Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Tranche A-1 Revolving Commitments and Tranche A-2 Term Loan Commitments at such time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Loans” shall mean the Revolving Loans (as defined in the Original Credit Agreement) and the Tranche A-1 Revolving Loans, collectively.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Tranche A-1 Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Maturity Date” shall mean February 14, 2011 or, if such date is not a Business Day, the first Business Day thereafter.

“Rollover Equity” shall mean the common equity interest of certain existing stockholders of PGT Holding exchanged for common equity interest in Window Holdings in an amount not less than $25.0 million on the terms and conditions satisfactory to the Administrative Agent in its reasonable judgment.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SDN List” shall have the meaning assigned to such term in Section 6.18.

“Second Amendment” shall have the meaning assigned to such term in the recitals hereto.

“Second Amendment Effective Date” shall have the meaning assigned to such term in Section 2.01.

“Second Lien Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Commitments” shall have the meaning assigned to such term in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means (i) that certain credit agreement dated as of the Amendment and Restatement Effective Date among the Borrower, Holdings, the Guarantors identified therein, the lenders party thereto, UBS Securities LLC, as joint lead arranger, as co-documentation agent and as syndication agent, and UBS AG, Stamford Branch, as administrative agent and as collateral agent for the Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Second Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Credit Agreement hereunder.  Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and the Loan Documents (as defined in the Second Lien Credit Agreement), including each mortgage and other security documents, guaranties and the notes issued thereunder.

“Second Lien Loans” means the senior secured second lien loans under the Second Lien Credit Agreement.

“Second Lien Maturity Date” shall have the meaning assigned to such term in the Second Lien Credit Agreement.

“Second Lien Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Second Lien Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under the Second Lien Credit Agreement and the other Second Lien Loan Documents owing to the Second Lien Secured Parties (in their capacity as such) and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents owing to the Second Lien Secured Parties (in their capacity as such).

“Second Lien Secured Parties” shall mean the Second Lien Collateral Agent and each person that holds Second Lien Loans or has Second Lien Commitments (in its capacity as such) pursuant to the Second Lien Credit Agreement.

“Second Lien Security Documents” shall have the meaning assigned to the term “Security Documents” in the Second Lien Credit Agreement.

“Secured Parties” shall mean the Agents, each Lender that holds Loans or has Commitments (in its capacity as such), each Issuing Bank (in its capacity as such), each holder of any Related Hedging Obligations (in its capacity as such) and each person holding Overdraft Obligations (in its capacity as such).

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Pledge and Security Agreement substantially in the form of Exhibit M to the Original Credit Agreement dated as of the Closing Date (the “Original Security Agreement”), as amended and restated by the Amended and Restated Security Agreement among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property.

“Sellers” shall have the meaning assigned to such term in the recitals hereto.

“Sellers’ Representative” shall have the meaning assigned to such term in the recitals hereto.

“September 2005 Dividend” shall have the meaning assigned to such term in the recitals hereto.

“Sponsor” shall mean JLL Partners Fund IV L.P.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurodollar liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that becomes a party to this Agreement after the date hereof pursuant to Section 5.11.

“Subsidiary Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F-1.

“Successful Syndication” shall mean the successful syndication of the Tranche A-2 Term Loans and the Commitments by the Arranger, as reasonably determined by the Arranger.

“Supermajority Lenders” shall mean at any time, Lenders having Loans, LC Exposure and unused Tranche A-1 Revolving Commitments and Tranche A-2 Term Loan Commitments representing at least 66 2/3% of the sum of all Loans outstanding, LC Exposure and unused Tranche A-1 Revolving Commitments and Tranche A-2 Term Loan Commitments at such time.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located and sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type set forth in clauses (C) and (D) of the definition of “Title Policy” or (b) otherwise acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.  The amount of the Swingline Commitment shall initially be $5.0 million, but in no event exceed the Tranche A-1 Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Tranche A-1 Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” means UBS SECURITIES LLC.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Maturity Date” shall mean February 14, 2012 or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Term Loans” shall mean the Tranche A Loans (as defined in the First Credit Agreement) (as repaid in full on September 25, 2005 pursuant to the Second Amendment), the Tranche A1 Loans (as defined in the Second Amendment) and the Tranche A-2 Term Loans, collectively.  Each Term Loan shall either be an ABR Term Loan or a Eurodollar Term Loan.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Window Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of each Mortgage as a valid first mortgage lien on the Mortgaged Property and fixtures described therein in favor of the Collateral Agent for the benefit of the Secured Parties in the amount set forth on Schedule 4.01(B)(o)(iii), which policy (or such marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, in each case to the extent available) and (E) contain no exceptions to title other than Permitted Collateral Liens and exceptions acceptable to the Collateral Agent.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche A-1 Revolving Commitment” shall mean, with respect to each Tranche A-1 Revolving Lender, the commitment, if any, of such Lender to make Tranche A-1 Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche A-1 Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate amount of the Tranche A-1 Revolving Lenders’ Tranche A-1 Revolving Commitments on the Amendment and Restatement Effective Date is $30.0 million, of which no more than $5.0 million (excluding any outstanding Letters of Credit) may be drawn on the Amendment and Restatement Effective Date.

“Tranche A-1 Revolving Lender” shall means a Lender with a Tranche A-1 Revolving Commitment.

“Tranche A-1 Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Tranche A-1 Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Tranche A-2 Term Loan” shall mean the Term Loans made by the Lenders to Borrower pursuant to Section 2.01(a).  Each Tranche A-2 Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Tranche A-2 Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A-2 Term Loan hereunder on the Amendment and Restatement Effective Date in the amount set forth on Schedule 3 to the Lender Addendum executed and delivered by such Lender.  The aggregate amount of the Lenders’ Tranche A-2 Term Loan Commitments is $205.0 million.

“Tranche A-2 Term Loan Lender” means a Lender with a Tranche A-2 Term Loan commitment or an outstanding Tranche A-2 Term Loan.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean the January 2004 Transactions and the 2006 Transactions, collectively.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“2006 Dividend” shall have the meaning assigned to such term in the recitals hereto.

“2006 Transactions” shall mean, collectively, the making of the 2006 Dividend and the transactions to occur substantially concurrently with the effectiveness of this Agreement on the Amendment and Restatement Effective Date as contemplated hereunder, including (a) the execution and delivery of this Agreement and the New Security Documents and the borrowing of the Tranche A-2 Term Loans, (b) the execution and delivery of the Second Lien Credit Agreement and the other Second Lien Loan Documents and the borrowing of amounts as contemplated thereunder and (c) the payment of all fees and expenses to be paid on or prior to the Amendment and Restatement Effective Date and owing in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Window Company” shall have the meaning assigned to such term in the preamble hereto.

“Window Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans” or “Tranche A-2 Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated.

SECTION 1.04 Accounting Terms; GAAP

.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

SECTION 1.05 Resolution of Drafting Ambiguities

.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments

.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) with respect to Tranche A-2 Term Loan Lenders, to make a Tranche A-2 Term Loan to Borrower on the Amendment and Restatement Effective Date in the principal amount not to exceed its Tranche A-2 Term Loan Commitment; and

(b) to make Tranche A-1 Revolving Loans to Borrower, at any time and from time to time after the Amendment and Restatement Effective Date until the earlier of the Revolving Maturity Date and the termination of the Tranche A-1 Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Tranche A-1 Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Tranche A-1 Revolving Loans.

Except as otherwise expressly provided herein, from and after the Amendment and Restatement Effective Date, for all purposes under each Loan Document, each Tranche A-2 Term Loan shall be deemed to be a Term Loan and each Tranche A-2 Term Loan Lender shall be deemed to be a Term Loan Lender.  For the avoidance of doubt, the Tranche A-2 Term Loans shall constitute “Loans” and “Obligations” hereunder and under the other Loan Documents (and “First Lien Loans” and “First Lien Obligations” under the Original Credit Agreement and the Original Security Documents), and the Tranche A-2 Term Loan Lenders shall constitute “Secured Parties” hereunder and under the other Loan Documents (and “First Lien Secured Parties” under the Original Credit Agreement and the Original Security Documents).  Except as otherwise expressly provided herein, from and after the Amendment and Restatement Effective Date, for all purposes under each Loan Document, each Tranche A-1 Revolving Loan shall be deemed to be a Revolving Loan and each Tranche A-1 Revolving Lender shall be deemed to be a Revolving Lender.  For the avoidance of doubt, the Tranche A-1 Revolving Loans shall constitute “Loans” and “Obligations” hereunder and under the other Loan Documents (and “First Lien Loans” and “First Lien Obligations” under the Original Credit Agreement and the Original Security Documents), and the Tranche A-1 Revolving Lenders shall constitute “Secured Parties” hereunder and under the other Loan Documents (and “First Lien Secured Parties” under the Original Credit Agreement and the Original Security Documents).

SECTION 2.02 Loans

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(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than (x) with respect to ABR Loans, 2:00 p.m., New York City time, and (y) with respect to Eurodollar Loans, 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03 Borrowing Procedure

.  To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Tranche A-1 Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Syndication Agent shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be seven days;

(f) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (e) above).  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans

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(a) Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Tranche A-2 Term Loan Lender, the principal amount of each Term Loan of such Tranche A-2 Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Tranche A-1 Revolving Lender, the then unpaid principal amount of each Tranche A-1 Revolving Loan of such Tranche A-1 Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-I, K-2 or K-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees

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(a) Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.5% per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to Tranche A-1 Revolving Commitments, a Tranche A-1 Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Tranche A-1 Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Tranche A-1 Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Tranche A-1 Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Tranche A-1 Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Tranche A-1 Revolving Commitments terminate.  Any such fees accruing after the date on which the Tranche A-1 Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans

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(a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% plus the higher of (I) the Alternate Base Rate plus the Applicable Margin and (II) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments

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(a) The Tranche A-2 Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Amendment and Restatement Effective Date.  The Tranche A-1 Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 and (ii) the Tranche A-1 Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Tranche A-1 Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Tranche A-1 Revolving Commitments.

(c) Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections

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(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Syndication Agent shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be seven days.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Amortization of Term Borrowings

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(a) Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans

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(a) Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment of Term Loans shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million and each partial prepayment of Tranche A-1 Revolving Loans shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b) Tranche A-1 Revolving Loan Prepayments.

(i) In the event of the termination of all the Tranche A-1 Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letter of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Tranche A-1 Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Tranche A-1 Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Tranche A-1 Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Tranche A-1 Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i) so long as no Default is then continuing or would arise therefrom, no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $1.0 million in aggregate Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii) so long as no Default is then continuing or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $5.0 million in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); and provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance or Preferred Stock Issuance.  Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events.  Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i) so long as no Default is then continuing or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, no later than 365 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f) Excess Cash Flow.  No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to the ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended.

(g) [Intentionally Omitted].

(h) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h).  Mandatory prepayments will first be applied to the then outstanding Term Loans to reduce scheduled prepayments with respect thereto required under Section 2.09(a), first, to such scheduled prepayments with respect thereto due on the Term Loan Repayment Date occurring within the 12 months following such prepayment and, second, on a pro rata basis among the prepayments with respect thereto remaining to be made on each other Term Loan Repayment Date.  Optional prepayments will be applied, at the option of the Borrower (which option shall be set forth in the notice referred to in the first sentence of this paragraph), to (a) repay then outstanding Tranche A-1 Revolving Loans or (b) the then outstanding Term Loans to reduce scheduled prepayments with respect thereto required under Section 2.09(a), first, to such scheduled prepayments with respect thereto due on the Term Loan Repayment Date occurring within the 12 months following such prepayment and, second, on a pro rata basis among the prepayments with respect thereto remaining to be made on each other Term Loan Repayment Date.  If the then outstanding Term Loans have been repaid in full, mandatory and optional prepayments made shall be applied to repay then outstanding Tranche A-1 Revolving Loans and following such repayment, at the option of Borrower, which option shall be specified in the notice referred to in the first sentence of this paragraph, to repay Second Lien Loans.  If the then outstanding Term Loans and Second Lien Loans have been repaid in full in accordance with the prepayment priorities set forth above in the immediately preceding sentence, mandatory and optional prepayments made shall be applied to repay then outstanding Tranche A-1 Revolving Loans, which repayment, in the case of  a mandatory prepayment only, shall also result in Tranche A-1 Revolving Commitments being reduced ratably among the Tranche A-1 Revolving Lenders in accordance with their applicable Tranche A-1 Revolving Commitments in an aggregate amount equal to the amount applied toward such prepayment and to repay Loans thereunder and/or cash collateralize Letters of Credit in accordance with Section 2.18(i), in each case, in an amount equal to the excess of the aggregate amount of such Loans and Letters of Credit over the Commitment thereunder as so reduced.

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Tranche A-2 Term Loans and Tranche A-1 Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such prepayment shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i) Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest

.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Increased Costs

.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes.

(b) If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 5 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.13 Breakage Payments

.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs

.

(a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) Subject to the terms of the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under Section 9.1 of the Security Agreement), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes

.

(a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrower shall pay any Other Taxes to each relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The written demand shall include the original or a copy of a receipt issued by the relevant Governmental Authority evidencing such payment or other evidence of such payment, together with a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation of such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days of any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (x) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN or W-8IMY (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit Q if it is furnishing a Form W-8BEN.

(y)           Each Lender that is not a Foreign Lender (other than any such Lender which may be treated as an exempt recipient based on the indicators described in Treasury Regulation 1.6049-4(c)(1)(ii)) shall, to the extent legally able to do so, provide two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 (or any successor or other applicable form) to the Borrower (with copy to the Administrative Agent) certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant hereto and is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Borrower and the Agent revised forms necessary to confirm or establish the entitlement to such Lender’s exemption from United States backup withholding tax.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders

.

(a) Mitigation of Obligations.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Tranche A-1 Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 Swingline Loans

.

(a) Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Tranche A-1 Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extensions contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

(c) Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d) Participations.  The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 A.M., New York City time, on the next succeeding Business Day following such notice require the Tranche A-1 Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Tranche A-1 Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche A-1 Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Tranche A-1 Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Tranche A-1 Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Tranche A-1 Revolving Commitment).  Each Tranche A-1 Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Tranche A-1 Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche A-1 Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Tranche A-1 Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche A-1 Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit

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(a) General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary (subject to such Subsidiary’s compliance with all reasonable requests made by the LC Issuer or the Administrative Agent pursuant to Section 11.16) in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Tranche A-1 Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Tranche A-1 Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of a Standby Letter of Credit.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any LC Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Tranche A-1 Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that it has elected not to permit such renewal or (2) from the Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Tranche A-1 Revolving Lender, and each Tranche A-1 Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Tranche A-1 Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Tranche A-1 Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Tranche A-1 Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Tranche A-1 Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Tranche A-1 Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Tranche A-1 Revolving Lender’s Pro Rata Percentage thereof.  Promptly following receipt of such notice, each Tranche A-1 Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Tranche A-1 Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 2:00 p.m., New York City time, on the immediately following Business Day), an amount equal to such Tranche A-1 Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Tranche A-1 Revolving Loans made by such Tranche A-1 Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Tranche A-1 Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Tranche A-1 Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Tranche A-1 Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Tranche A-1 Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Tranche A-1 Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Tranche A-1 Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A-1 Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Tranche A-1 Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms reasonably satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Tranche A-1 Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01 (g) or (h).  Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Tranche A-1 Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Tranche A-1 Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Tranche A-1 Revolving Lender(s).  Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Tranche A-1 Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Tranche A-1 Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Tranche A-1 Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers

.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability

.  The Transactions entered or to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts

.  Except as set forth on Schedule 3.03, the Transactions (a) do not and did not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not and did not violate the Organizational Documents of any Company or any judgment, decree or order of any Governmental Authority, (c) will not and did not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not and did not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections

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(a) Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business (i) as of and for the fiscal years ended December 30, 2000, December 29, 2001, December 28, 2002, December 27, 2003 and January 1, 2005 audited by and accompanied by the unqualified opinion of Ernst & Young, LLP, independent public accountants, and (ii) as of and for the nine-month periods ended September 30, 2003 and September 30, 2005 and for the comparable period of the preceding fiscal years (which, in the case of the financial statements dated September 30, 2003, shall have been subject to a SAS 100 review), in each case, certified by the chief financial officer of Borrower.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), and (b) have been prepared in accordance with GAAP (except, in the case of Sections 5.01(b), for the absence of notes thereto) and present fairly and accurately the financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate.  Except as set forth in such financial statements, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(b) Borrower has heretofore delivered to the Lenders the Acquired Business’s unaudited and estimated pro forma consolidated balance sheet and statements of income and cash flows and estimated pro forma EBITDA for the fiscal year ended December 27, 2003, after giving effect to the January 2004 Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows.  Such estimated pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the January 2004 Transactions, and present fairly the estimated pro forma consolidated financial position and results of operations of the Acquired Business as of such date and for such periods, assuming that the January 2004 Transactions had occurred at such dates.

(c) The forecasts of financial performance of Holdings and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable.

(d) Since December 28, 2002 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties

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(a) Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens (which for purposes hereof, in the case of judgment liens, shall mean judgment liens imposed or created after the date of the initial Credit Extension) and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event occurring or deemed to have occurred after the Closing Date affecting all or any portion of its property (i) with respect to which it has not applied the Net Cash Proceeds thereof in accordance with Section 2.10(e) hereof or (ii) which Casualty Event could reasonably be expected to have a Material Adverse Effect (any Casualty Event of the type described in clause (ii), a “Material Casualty Event”).  On and as of the Amendment and Restatement Effective Date, no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) The Equipment of each Company is in good repair, working order and condition, reasonable wear and tear excepted.  Each Company shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of each Company’s business.

SECTION 3.06 Intellectual Property

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(a) Ownership/No Claims.  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim that could reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations.  Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedules 14(a) and 14(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedules 13(a) and 13(b) to the Perfection Certificate and (ii) all registrations listed in Schedules 13(a) and 13(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the date hereof, (i) there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedules 13(a) and 13(b) to the Perfection Certificate, respectively, pledged by it under the name of such Loan Party, (ii) such Loan Party is not infringing upon any copyright, patent or trademark of any other person other than such infringement that, individually or in the aggregate, could not reasonably be expected to materially adversely affect the value or utility of the Intellectual Property or any portion thereof material to the use and operation of the Collateral, and (iii) no proceedings have been instituted or are pending against such Loan Party or threatened, and no claim against such Loan Party has been received by such Loan Party, alleging any such violation, except as may be set forth in Schedule 3.06(c).

SECTION 3.07 Equity Interests and Subsidiaries

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(a) Schedule 3.07(a) sets forth a list of (i) all the Subsidiaries of Holdings and their jurisdiction of organization as of the Amendment and Restatement Effective Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Amendment and Restatement Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Amendment and Restatement Effective Date, respectively.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower and Holdings, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries.  All Equity Interests of PGT Industries are owned directly by Holdings (other than Equity Interests issued in connection with a Qualified Contribution Transaction, of which there are none on the Closing Date or on the Amendment and Restatement Effective Date).  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents and the security interest created by the Second Lien Security Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or First Priority status of the security interests of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) An accurate organization chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Amendment and Restatement Effective Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws

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(a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements

.

(a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

(c) Schedule 3.09(c) accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent, upon request, complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10 Federal Reserve Regulations

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(a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11 Investment Company Act

.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds

.  Borrower (a) will use the proceeds from borrowings of the Tranche A-2 Term Loans to refinance the outstanding Tranche A-1 Loans (as defined in the Second Amendment) and to make the 2006 Dividend and pay related fees and expenses on the Amendment and Restatement Effective Date and for working capital and general corporate purposes and (b) will use the Tranche A-1 Revolving Loans to refinance the outstanding Revolving Loans (as defined in the Original Credit Agreement) and proceeds from Borrowings of Tranche A-1 Revolving Loans after the Amendment and Restatement Effective Date for working capital and general corporate purposes (including to effect Permitted Acquisitions).  For the avoidance of doubt, Tranche A-1 Revolving Loans shall not be used to prepay Second Lien Loans.

SECTION 3.13 Taxes

.  Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.  No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements

.  No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15 Labor Matters

.  As of the date hereof and the Amendment and Restatement Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency

.  Immediately after the consummation of the January 2004 Transactions that occurred on the Closing Date, immediately after the consummation of the 2006 Transaction to occur on the Amendment and Restatement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) did and will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) was and will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) was and will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) did not and will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date or following the Amendment and Restatement Effective Date.

SECTION 3.17 Employee Benefit Plans

.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Subsidiaries do not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States.

SECTION 3.18 Environmental Matters

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(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or property of the Companies;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19 Insurance

.  Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as the Amendment and Restatement Effective Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents

.

(a) The Security Agreement is (and, after giving effect to the 2006 Transactions, continues to be) effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens (subject to Permitted Collateral Liens) on, and security interests in, the Security Agreement Collateral of the Security Agreement and, (i) assuming the financing statements and other filings in appropriate form have been filed in the offices specified on Schedule 6 to the Perfection Certificate dated as of the Closing  Date and (ii) assuming the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement constitute (and, after giving effect to the 2006 Transactions, continue to constitute) fully perfected First Priority Liens (subject to any Permitted Collateral Liens) on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than the Security Agreement Collateral set forth on Schedule 3.20(a) in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) Assuming the Original Security Agreement or a short form thereof has been filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by the Security Agreement constitute (and, after giving effect to the 2006 Transactions, continue to constitute) fully perfected First Priority Liens (subject to any Permitted Collateral Liens) on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in the Security Agreement), in each case subject to no Liens other than Permitted Collateral Liens.

(c) Each Mortgage is (and, after giving effect to the 2006 Transactions, continues to be) effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and assuming the filing of the Mortgages in the offices specified on Schedule 1.01(a) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages (and, after giving effect to the 2006 Transactions, continue to) constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d) Each Security Document delivered after the Closing Date pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be (including after giving effect to the 2006 Transactions) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens (subject to any Permitted Collateral Liens) on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will (including after giving effect to the 2006 Transactions) constitute fully perfected First Priority Liens (subject to any Permitted Collateral Liens) on, and security interests in, all right, title and interest of the Loan Parties in such Collateral other than Collateral of the type listed on Schedule 3.20(a), in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21 Acquisition Documents; Representations and Warranties in Acquisition Agreement

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(a) Schedule 3.21 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition.  The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b) All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and were true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.22 Anti-Terrorism Law

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(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Second Lien Documents

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(a) The Loan Parties have the corporate power and authority to incur the Second Lien Term Loans.  The Second Lien Term Loans, when incurred, will be the legally valid and binding obligations of the Loan Parties, enforceable against the Loan Parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) The Borrower has delivered to Administrative Agent complete and correct copies of the Second Lien Documents as in effect on the Amendment and Restatement Effective Date.  Subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party in the Second Lien Credit Agreement and the Second Lien Documents is true and correct in all material respects as of the Amendment and Restatement Effective Date (or as of any earlier date to which such representation and warranty specifically relates).

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension

.

(A)           Closing Date and Second Amendment Effective Date.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it on the Closing Date was subject to the satisfaction of all of the conditions precedent set forth in Section 4.01 of the First Credit Agreement and the obligation of each Lender to fund the initial Credit Extension of Tranche A1 Loans on the Second Amendment Effective Date pursuant to the Second Amendment was subject to the satisfaction of all the conditions precedent set forth in Section Three of the Second Amendment.

(B)           Amendment and Restatement Effectiveness.  The obligation of each Tranche A-2 Term Loan Lender to fund a Tranche A-2 Term Loan and the obligation of each Tranche A-1 Revolving Lender to fund a Tranche A-1 Revolving Loan requested to be made by it on the Amendment and Restatement Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01(B).

(a) Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Required Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of this Agreement, the New Security Documents and a Perfection Certificate Supplement dated as of the Amendment and Restatement Effective Date.  The Administrative Agent shall have also received (i) executed Lender Addenda from Tranche A-2 Term Loan Lenders for not less than $205.0 million in Tranche A-2 Term Loan Commitments in the aggregate and executed Lender Addenda from Tranche A-1 Revolving Lenders for not less than $30.0 million in Tranche A-1 Revolving Commitments in the aggregate and (ii) executed counterparts to this Agreement and the Amendment Agreement by Lenders sufficient to constitute the Required Lenders, by the Swingline Lender and by the Issuing Bank.

(b) Corporate Documents.  The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Amendment and Restatement Effective Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Amendment and Restatement Effective Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01(B) and Sections 4.02(b), (c) and (d).

(d) Second Lien Financing.  Borrower shall have received not less than $115.0 million in gross cash proceeds from borrowings under the Second Lien Credit Agreement, in accordance with the terms of the Second Lien Loan Documents, without material waiver or modification thereof.

(e) [Intentionally Omitted].

(f) Indebtedness and Minority Interests.  After giving effect to the 2006 Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder and Indebtedness under the Second Lien Credit Agreement, (ii) the Indebtedness listed on Schedule 6.01(b) and (iii) Indebtedness owed to Borrower or any Guarantor.

(g) Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-I, and (ii) each local counsel listed on Schedule 4.01(B)(g), substantially to the effect set forth in Exhibit N-2, in each case (A) dated the Amendment and Restatement Effective Date and (B) addressed to the Agents, the Issuing Bank and the Lenders.

(h) Solvency Certificate.  The Lenders shall have received a solvency certificate in the form of Exhibit O, dated the Amendment and Restatement Effective Date and signed by the chief financial officer of Borrower not in his individual capacity but in his capacity as an officer of Borrower.

(i) Requirements of Law.  The Required Lenders shall be satisfied that Holdings, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents.  The Required Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the 2006 Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the 2006 Transactions or the other transactions contemplated hereby.

(k) Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings or the ability of the parties to consummate the financings contemplated hereby or the other 2006 Transactions.

(l) Sources and Uses.  The sources and uses of the Loans shall be as set forth in Section 3.12.

(m) Fees.  The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Amendment and Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel llp, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n) Personal Property Requirements.  The Collateral Agent:

(i) shall be satisfied that all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to it;

(ii) shall have received an Intercompany Note executed by and among Holdings and each of its Subsidiaries, accompanied by an instrument of transfer undated and endorsed in blank;

(iii) shall be satisfied that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to it and shall have received satisfactory amendments to the control agreements identified on Schedule 4.01(B)(n)(iii);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and, with respect to all UCC financing statements required to be filed pursuant to the Loan Documents, evidence satisfactory to the Administrative Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Administrative Agent for the tracking of all such financing statements and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof;

(v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent); and

(vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the New Security Documents.

(o) Real Property Requirements.  The Collateral Agent shall have received:

(i) with respect to each Mortgage encumbering a Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be reasonably required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(ii) with respect to each Mortgage Amendment, a copy of the existing mortgage Title Policy relating to the Mortgage encumbering such Mortgaged Property assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority Lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and Liens, other than Permitted Collateral Liens, and such Title Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

(p) Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(q) [Intentionally Omitted].

(r) Intercreditor Agreement.  The Intercreditor Agreement, in form and substance satisfactory to the Secured Parties, shall have been executed and delivered by the parties thereto.

(s) Ratings.  Borrower shall have received secured debt ratings on the Loans from each of Moody’s and S&P (which ratings need not be monitored public ratings).

SECTION 4.02 Conditions to All Credit Extensions

.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties.  Each of the representations and warranties made by any Loan Party (which for purposes of the representations and warranties set forth in Sections 3.02 and 3.20, respectively, shall include any Additional Equity Partner holding any Equity Interests of Borrower at the time of such Credit Extension) set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc.

  Furnish to the Administrative Agent and each Lender:

(a) Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet of Window Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of Ernst & Young, LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Window Holdings as of the dates and for the periods specified in accordance with GAAP;

(b) Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet of Window Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Window Holdings as of the date and for the periods specified in accordance with GAAP consistently applied (except for the absence of notes thereto) and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments;

(c) [Intentionally omitted];

(d) Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07(f) and 6.10 (including the aggregate amount of Excluded Issuances for such period and the uses therefor) and, in the case of Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow; and (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Window Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default (as it relates to accounting matters or financial covenants) has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f) Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets.  No later than 30 days after the first day of each fiscal year of Window Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for Borrower’s business units and sources and uses of cash and balance sheets) prepared by Window Holdings for (i) each fiscal quarter of such fiscal year prepared in detail and (ii) after the occurrence and during the continuance of an Event of Default, each fiscal year in the four years immediately following such fiscal year prepared in summary form, in each case, of Window Holdings and its subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Window Holdings to the effect that the budget of Window Holdings is a reasonable estimate for the period covered thereby;

(i) Organization.  Within 30 days after the close of each fiscal year of Window Holdings, it shall deliver an accurate organization chart as required by Section 3.07(c), or confirm that there are no changes to Schedule 3.07(c);

(j) Organizational Documents.  Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k) Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices

.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Material Casualty Event; and

(e) (i) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.

SECTION 5.03 Existence; Businesses and Properties

.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases (except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect) and Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance

.

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f) No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes

.

(a) Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

(b) Timely and correctly file all material Tax Returns required to be filed by it.

SECTION 5.06 Employee Benefits

.  (a)  Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as practicable after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings

.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).

(b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds

.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports

.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) Each Loan Party that is an owner of Mortgaged Property shall not install nor permit to be installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws.

SECTION 5.10 Interest Rate Protection

.  No later than the 60th day after the Amendment and Restatement Effective Date, Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 40% of the aggregate principal amount of the outstanding Term Loans and Second Lien Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

SECTION 5.11 Additional Collateral; Additional Guarantors

.

(a) Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary created, acquired or established in accordance with a waiver received under Section 6.14 not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other applicable Secured Parties, a First Priority Lien (subject to any Permitted Collateral Liens) on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause each such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) Subject to the terms of the Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Subsidiary Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, created, acquired or established in accordance with a waiver received under Section 6.14, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.   Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or established in accordance with a waiver received under Section 6.14 after the Closing Date and (2) no such Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956 2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million,  and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $1.0 million, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d) Subject to the terms of the Intercreditor Agreement, with respect to any person that becomes an Additional Equity Partner, concurrently with the consummation of the sale or issuance of the Equity Interests, the Additional Equity Partner shall (i) deliver to the Collateral Agent the certificates representing all of the Equity Interests of the Company acquired by such Additional Equity Partner, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Additional Equity Partner to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) execute a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

SECTION 5.12 Security Interests; Further Assurances

.  Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13 Information Regarding Collateral

.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent, in the case of clause (i) prior or simultaneous written notice (in the form of an Officer’s Certificate) of its intention to do so, or in the case of clauses (ii) through (v), not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, and, in each case, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.14 Post-Closing Matters

.  Unless modified, amended, waived or extended by the Administrative Agent, execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

SECTION 5.15 Ratings

.  Borrower shall use its best efforts to obtain updated secured debt ratings on the Loans from each of S&P and Moody’s not less than once every fiscal year (which ratings need not be monitored public ratings).

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness

.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under (i) this Agreement and the other Loan Documents or (ii) the Second Lien Credit Agreement and the other Second Lien Loan Documents in an aggregate principal amount not to exceed $115.0 million incurred on the Amendment and Restatement Effective Date and refinancings, repricing, amendments, amendments and restatements, waivers, modifications and/or renewals thereof in compliance with the Intercreditor Agreement;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(f);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $7.0 million at any time outstanding and Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations incurred in connection with the initial construction or acquisition of the New North Carolina Plant, and refinancings and renewals thereof, in an aggregate amount not to exceed $12.0 million at any time outstanding;

(f) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $7.5 million at any time outstanding;

(g) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) unsecured Indebtedness of any Company in an aggregate amount not to exceed $7.0 million at any time outstanding;

(k) Indebtedness consisting of “pay-in-kind” interest payments made in respect of obligations evidenced by bonds, debentures, notes or similar instruments otherwise permitted hereunder;

(l) accretion of principal amount of obligations evidenced by bonds, debentures, notes or similar instruments issued at any original issued discount; and

(m) Indebtedness of persons acquired in a Permitted Acquisition in an aggregate amount not to exceed $5.0 million at any time outstanding, provided that such Indebtedness was not incurred by such acquired person in connection with, or in anticipation or contemplation of such Permitted Acquisition.

SECTION 6.02 Liens

.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $1.5 million in the aggregate;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l) (i) Liens granted pursuant to the Security Documents to secure the Obligations and (ii) subject to the Intercreditor Agreement, Liens granted under Second Lien Security Documents to secure Second Lien Obligations incurred in accordance with Section 6.01(a)(ii);

(m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $1.5 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents; and

(p) Liens on cash or cash equivalents securing Hedging Obligations of the type described in Section 6.01(c) entered into in the ordinary course of business, consistent with past practices and designed to protect against fluctuations in the price of aluminum and not for speculative purposes;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents and, subject to the terms of the Intercreditor Agreement, Liens granted pursuant to the Second Lien Security Documents.

SECTION 6.03 Sale and Leaseback Transactions

.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances

.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the January 2004 Transactions in accordance with the provisions of the Transaction Documents, which occurred in January 2004;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted to be incurred under Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Window Holdings, in aggregate amount not to exceed $500,000 at any time outstanding;

(f) Investments (i) by Borrower in any Subsidiary Guarantor, (ii) by any Company in Borrower or any Subsidiary Guarantor, (iii) by a Subsidiary Guarantor in another Subsidiary Guarantor and (iv) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i) other investments in an aggregate amount not to exceed $7.0 million at any time outstanding; and

(j) Permitted Acquisitions.

SECTION 6.05 Mergers and Consolidations

.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the January 2004 Transactions as contemplated by the Transaction Documents, including, without limitation, the Merger, which occurred in January 2004;

(b) Assets Sales in compliance with Section 6.06;

(c) acquisitions in compliance with Section 6.07;

(d) subject to compliance with the provisions of this Agreement, any Company (other than Holdings) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and remains a Wholly Owned Subsidiary of Holdings); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(f) the Holdings Intercompany Merger, which occurred in May 2004.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents (provided that the Liens of the Second Lien Secured Parties on such Collateral are concurrently released on the same terms) and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.06 Asset Sales

.  Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Loan Party in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $7.0 million in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $700,000 with respect to any single Asset Sale;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) mergers and consolidations in compliance with Section 6.05;

(e) Investments in compliance with Section 6.04;

(f) transfer of assets or property between Borrower and any Wholly-Owned Subsidiary Guarantor or between Wholly Owned Subsidiary Guarantors; provided that (i) such transfer does not materially impair any Lien thereon granted to any Secured Party under any Security Document and (ii) in the case of any such transfer or series of related transfers of assets or property with a fair market value (as determined in good faith by an executive officer or the Board of Directors of Borrower) in excess of $7.5 million, Borrower shall give the Administrative Agent three Business Days’ prior written notice, which notice shall specify the assets or property subject to such transfer, the identity of the Loan Party in receipt of such asset or property and the location of such asset or property; and

(g) the Permitted North Carolina Sale and Leaseback Transaction.

To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents (provided that the Liens of the Second Lien Secured Parties on such Collateral are concurrently released on the same terms) and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07 Acquisitions

.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(d);

(b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c) Investments in compliance with Section 6.04;

(d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) the January 2004 Transactions as contemplated by the Transaction Documents, which occurred in January 2004;

(f) Permitted Acquisitions; and

(g) mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08 Dividends

.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company (other than Borrower) to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) payments to Window Holdings to permit Window Holdings, and the subsequent use of such payments by Window Holdings, (i) to repurchase or redeem Qualified Capital Stock of Window Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service, provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed (a) $1.5 million in any fiscal year and (b) $5.6 million in the aggregate from the Closing Date; and (ii) to make cashless redemptions and cashless repurchases of Qualified Capital Stock of Window Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company in order to satisfy, in whole or in part, withholding tax requirements or exercise price requirements pursuant to a restricted stock agreement or a cashless exercise option in connection with the exercise of warrants, options or other rights in accordance with the provisions of a warrant, option or other rights plan or program of such Company;

(c) (A) to the extent actually used by Holdings to pay such Taxes, costs and expenses, payments by Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay reasonable out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings;

(d) distributions by Borrower to Holdings, so long as Holdings uses such distributions to pay Taxes provided that such payments do not in the aggregate materially exceed the Tax liabilities that would have been payable by Borrower and its Subsidiaries on a stand-alone basis;

(e) the September 2005 Dividend, as made in September 2005;

(f) the 2006 Dividend; and

(g) so long as no Default is continuing at the time of the declaration of such Dividend, the declaration or payment of Dividends on Qualified Capital Stock of Holdings following the IPO of Holdings (or the initial public offering of a parent of Holdings (the net proceeds of which were contributed as cash common equity to Holdings)) in an amount per annum not to exceed the lesser of (i) 6% of the gross cash proceeds received by Holdings in connection with such IPO (or contributed to Holdings, as the case may be) and (ii) $10.0 million per annum, other than public offerings registered on Form S-4 or S-8.

SECTION 6.09 Transactions with Affiliates

.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) so long as no Event of Default is continuing, the payment of management fees (“Management Fees”) (including Management Fees previously not paid when due because of the existence of an Event of Default) to Sponsor in the amounts and at the times specified in the Management Services Agreement dated the date hereof, by and among Window Holdings and JLL Associates IV, L.P., a Delaware limited partnership (the “Management Services Agreement”), as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e) shall in any event not exceed the amount per fiscal year set forth in such Management Services Agreement, as in effect on the Closing Date;

(f) sales of Qualified Capital Stock to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(g) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock; and

(h) the January 2004 Transactions as contemplated by the Transaction Documents, which occurred in January 2004.

SECTION 6.10 Financial Covenants

.

(a) Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any Test Period ending closest to the end of the period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
April 1, 2006 — June 30, 2006	6.00 to 1.0
July, 1, 2006 — September 30, 2006	6.00 to 1.0
October 1, 2006 — December 31, 2006	6.00 to 1.0
January 1, 2007 — March 31, 2007	5.75 to 1.0
April 1, 2007 — June 30, 2007	5.50 to 1.0
July 1, 2007 — September 30, 2007	5.25 to 1.0
October 1, 2007 — December 31, 2007	5.00 to 1.0
January 1, 2008 — March 31, 2008	4.90 to 1.0
April 1, 2008 — June 30, 2008	4.80 to 1.0
July 1, 2008 — September 30, 2008	4.65 to 1.0
October 1, 2008 — December 31, 2008	4.50 to 1.0
January 1, 2009 — March 31, 2009	4.35 to 1.0
April 1, 2009 — June 30, 2009	4.15 to 1.0
July 1, 2009 — September 30, 2009	3.95 to 1.0
October 1, 2009 — December 31, 2009	3.75 to 1.0
January 1, 2010 — March 31, 2010	3.60 to 1.0
April 1, 2010 — June 30, 2010	3.40 to 1.0
July 1, 2010 — September 30, 2010	3.20 to 1.0
October 1, 2010 — and thereafter	3.00 to 1.0

(b) Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, for any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Consolidated Interest Coverage Ratio
April 1, 2006 — June 30, 2006	1.75 to 1.0
July, 1, 2006 — September 30, 2006	1.75 to 1.0
October 1, 2006 — December 31, 2006	1.75 to 1.0
January 1, 2007 — March 31, 2007	1.80 to 1.0
April 1, 2007 — June 30, 2007	1.85 to 1.0
July 1, 2007 — September 30, 2007	1.90 to 1.0
October 1, 2007 — December 31, 2007	2.00 to 1.0
January 1, 2008 — March 31, 2008	2.05 to 1.0
April 1, 2008 — June 30, 2008	2.10 to 1.0
July 1, 2008 — September 30, 2008	2.15 to 1.0
October 1, 2008 — December 31, 2008	2.25 to 1.0
January 1, 2009 — March 31, 2009	2.30 to 1.0
April 1, 2009 — June 30, 2009	2.35 to 1.0
July 1, 2009 — September 30, 2009	2.40 to 1.0
October 1, 2009 — December 31, 2009	2.50 to 1.0
January 1, 2010 — March 31, 2010	2.60 to 1.0
April 1, 2010 — June 30, 2010	2.70 to 1.0
July 1, 2010 — September 30, 2010	2.85 to 1.0
October 1, 2010 — and thereafter	3.00 to 1.0

(c) [Intentionally Omitted].

(d) Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period	Amount (in millions)
January 1, 2005 - December 31, 2005	$16.0
January 1, 2006 - December 31, 2006	$32.0
January 1, 2007 - December 31, 2007	$15.0
January 1, 2008 - December 31, 2008	$15.0
January 1, 2009 - December 31, 2009	$15.0
January 1, 2010 - December 31, 2010	$16.0
January 1, 2011 - Term Loan Maturity Date	$17.0

provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted under this Section 6.10(d) for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased by the amount of Net Cash Proceeds of Excluded Issuances designated for Capital Expenditures for such period during such period; and provided, further, that for purposes of this Section 6.10(d), in determining Capital Expenditures, whether the increase in gross property, plant and equipment account is due to purchase of properties for cash or financed by the incurrence of Indebtedness, such increase shall be deemed a Capital Expenditure.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

  Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Second Lien Obligations (other than prepayments in accordance with Section 2.10(h) or refinancings thereof permitted by Section 6.01(a)(ii)) or any Subordinated Indebtedness, except as otherwise permitted by this Agreement;

(b) amend or modify, or permit the amendment or modification of, any provision of any (i) Transaction Document in any manner that is adverse in any material respect to the interests of the Lenders or (ii) Second Lien Loan Document, except in accordance with Section 6.01(a)(ii) and the Intercreditor Agreement; or

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Window Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries

.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents and/or the Second Lien Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (viii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (ix) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13 Limitation on Issuance of Capital Stock

.

(a) With respect to Window Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; (iii) Borrower may issue common stock that is Qualified Capital Stock to Window Holdings; and (iv) Borrower may issue Equity Interests to Additional Equity Partners in Qualified Contribution Transactions.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or the Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

SECTION 6.14 Limitation on Creation of Subsidiaries

.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with, provided, further that in no event may any Loan Party establish, create or acquire any Foreign Subsidiary without the prior written consent of the Required Lenders.

SECTION 6.15 Business

.

(a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents and the Second Lien Loan Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

(b) With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.16 Limitation on Accounting Changes

.  Make or permit, any material change, any change which would have a material impact on the results of operations or financial condition or financial statements or make any change which would be determinative as to whether or not Window Holdings and its Subsidiaries would be in compliance with any of the covenants set forth in Article VI hereof, in accounting policies or reporting practices, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.17 Fiscal Year

.  Change its fiscal year-end to a date other than the Saturday closest to December 31.

SECTION 6.18 Embargoed Person

.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.19 No Further Negative Pledge

.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents, the Second Lien Credit Agreement and the Second Lien Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) customary contract anti-assignment provisions, or (f) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering

.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee

.  The Guarantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any  Hedging Agreement entered into with a counterpart that is a Secured Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional

.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement

.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination

.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(a)(ii) or Section 6.01(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note or the Window Intercompany Note (as defined in the Original Credit Agreement), as applicable, evidencing such Indebtedness.

SECTION 7.05 Remedies

.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money

.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee

.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations

.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors

.  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents; provided that such Guarantor is also released simultaneously from its obligations under the Second Lien Loan Documents on the same terms and to the same extent.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default

.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, other than in the case of Second Lien Loans, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $2.0 million at any one time (provided that, in the case of Hedging Obligations, the termination value shall be counted for this purpose);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $3.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the applicable Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected First Priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void (other than any such declaration resulting solely from an amendment or modification of the Intercreditor Agreement not consented to by Borrower), or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control; or

(n) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments (which termination of Commitments, in the case of Tranche A-1 Revolving Commitments, may be in the sole discretion of the Required Lenders as to all Tranche A-1 Revolving Commitments (resulting in a required repayment of all outstanding Tranche A-1 Revolving Loans) or as to all unused Tranche A-1 Revolving Commitments at such time) and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01 [Intentionally Omitted]

.

SECTION 9.02 [Intentionally Omitted]

.

SECTION 9.03 Application of Proceeds

.  Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations with respect thereto); and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and the Second Lien Secured Parties, as set forth in this Agreement and the Intercreditor Agreement, including as set forth in this Section 9.03.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01 Appointment

.  Each Lender and the Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender and the Issuing Bank and each holder of any Related Hedging Obligations and each person holding Overdraft Obligations (in each case, in its capacity as such) hereby irrevocably designates and appoints the Collateral Agent as an agent of such person under this Agreement.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.

SECTION 10.02 Agent in Its Individual Capacity

.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 10.03 Exculpatory Provisions

.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

SECTION 10.04 Reliance by Agent

.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 10.05 Delegation of Duties

.  Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 10.06 Successor Agent

.  Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Bank and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution or a non-bank financial institution, in each case, having combined capital and surplus of at least $250 million; provided that if such retiring Agent is unable to find a commercial banking institution or a non-bank financial institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

SECTION 10.07 Non-Reliance on Agent and Other Lenders

.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 10.08 Name Agents

.  The parties hereto acknowledge that the Bookmanager, Co-Documentation Agents and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 10.09 Indemnification

.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices

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(a) Generally.  Except as provided in paragraph (b) below, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to Borrower at:

JLL Partners

450 Lexington Avenue

Suite 3350

New York, New York  10017

Attention:  Brett Milgrim

Telecopy No.:  (212) 280-8626;

(ii) if to PGT Industries, Inc., to it at:

PGT Industries, Inc.

1070 Technology Drive

Nokomis, Florida  34275

Attention:  William I. White, Jr.

Telecopy No.:  (941) 480-2767;

(iii) if to the Administrative Agent or the Collateral Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  Sailoz Sikka

Telecopy No.:  (203) 719-4176;

(iv) if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

(v) if to the Swingline Lender, to it at:

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  Sailoz Sikka

Telecopy No.:  (203) 719-4176; and

(vi) if to the General Electric Capital Corporation, as Co-Documentation Agent,

GE Corporate Financial Services

Global Sponsor Finance

201 Merritt 7, 5th Floor

Norwalk, CT 06851

Telecopy No.:  (203) 956-4003.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement, in each case, to be made promptly by the recipient thereof); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting.   Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at Sailoz.Sikka@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require.  Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

Unless otherwise advised by the Administrative Agent in writing, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Affiliates have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 11.02 Waivers; Amendment

.

(a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to the terms of the Intercreditor Agreement and paragraphs (c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (which it shall do if so instructed by the Borrower and the Required Lenders), the Collateral Agent (in the case of any Security Document (which it shall do if so instructed by the Borrower and the Required Lenders) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount or premium of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date, without the written consent of each Lender affected thereby;

(iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) release any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), or alter the order of the application of proceeds from the sale of collateral as set forth in Section 9.03 hereof, in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class;

(ix) change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(x) modify any of the rights, obligations or privileges of any Agent hereto without the consent of such Agent; or

(xi) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Tranche A-1 Revolving Lenders (but not the Tranche A-2 Term Loan Lenders) or the  Tranche A-2 Term Loan Lenders (but not the Tranche A-1 Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (3) any waiver, amendment or modification prior to the achievement of a Successful Syndication may not be effected without the written consent of the Arranger and (4) any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent, the Administrative Agent and the Required Lenders (without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Supermajority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clause (iii) of Section 11.02(b).

(d) Notwithstanding the foregoing but subject to the Intercreditor Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION 11.03 Expenses; Indemnity

.

(a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, execution and delivery of the Loan Documents, the administration of the Loans and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law);

(iii) all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank or any Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv) all documentary and similar taxes and charges in respect of the Loan Documents.

For purposes of this Section 11.03(a), “Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors; provided that (x) in the case of clause (i), the engagement of any Advisors other than legal counsel (including local counsel) shall be subject to approval by Borrower (which approval shall not be unreasonably withheld) and (y) in the case of clause (iii), the engagement of any Advisors other than one firm of legal counsel by any Lender shall be subject to approval by the Administrative Agent.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans and Reimbursement Obligations, the release of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender.  All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the extent that Borrower fails to promptly pay any amount required to be paid by it to the Agents, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

SECTION 11.04 Successors and Assigns

.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender shall have the right at any time to assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than Borrower, Holdings or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, each of the Administrative Agent and, after the achievement of a Successful Syndication, Borrower (and, in the case of an assignment of all or a portion of a Tranche A-1 Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, in the case of Tranche A-2 Terms Loans or Term Loan Commitments being so assigned, and $2.5 million, in the case of Tranche A-1 Revolving Loans or Tranche A-1 Revolving Commitments being so assigned, unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements (and, in each case, interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender shall have the right at any time, without the consent of Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender to sell participations to one or more banks, investment funds or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other party, except as required by applicable law.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.15(e) and (f) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 11.05 Survival of Agreement

.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.14, 2.15 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06 Counterparts; Integration; Effectiveness; Electronic Execution of Assignments

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07 Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08 Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process

.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 11.10 Waiver of Jury Trial

.  Each Loan Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 11.11 Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality

.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Related Funds’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  For the purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 11.13 Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 Lender Addendum

.  Each Tranche A-2 Term Loan Lender and each Tranche A-1 Revolving Lender to become a party to this Agreement on the Amendment and Restatement Effective Date shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 11.15 Obligations Absolute

.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 11.16 USA PATRIOT Act Notice

.  Each Lender and Issuing Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender or Issuing Bank) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower (and any Subsidiary, in the case of a Letter of Credit issued for the account of such Subsidiary), which information includes the name, address and tax identification number of Borrower (and such Subsidiary, if applicable) and other information regarding Borrower (and such Subsidiary, if applicable) that will allow such Lender, Issuing Bank or the Administrative Agent, as applicable, to identify Borrower (or such Subsidiary, if applicable) in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders, each Issuing Bank and the Administrative Agent.

ARTICLE XII

[INTENTIONALLY OMITTED]

[Signature Pages Follow]

CG&R DRAFT: 5/10/06 9:24 AM#Error! Unknown document property name. vError! Unknown document property name. (Error! Unknown document property name.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PGT INDUSTRIES, INC.

By:

Name:

Title:

JLL WINDOW HOLDINGS, INC.

By:

Name:

Title:

S-

CG&R DRAFT: 5/10/06 9:24 AM#Error! Unknown document property name. vError! Unknown document property name. (Error! Unknown document property name.)

UBS AG, STAMFORD BRANCH, as Issuing Bank and Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

UBS LOAN FINANCE LLC, as Swingline Lender

By:

Name:

Title:

By:

Name:

Title:

S-

CG&R DRAFT: 5/10/06 9:24 AM#Error! Unknown document property name. vError! Unknown document property name. (Error! Unknown document property name.)

UBS AG, STAMFORD BRANCH, as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

S-

CG&R DRAFT: 5/10/06 9:24 AM#Error! Unknown document property name. vError! Unknown document property name. (Error! Unknown document property name.)

[Lenders]

By:

Name:

Title:

S-

CG&R DRAFT: 5/10/06 9:24 AM#Error! Unknown document property name. vError! Unknown document property name. (Error! Unknown document property name.)

Annex I

Amortization Table

Date	Term Loan Amount
5/14/2006	$512,500.00
8/14/2006	$512,500.00
11/14/2006	$512,500.00
2/14/2007	$512,500.00
5/14/2007	$512,500.00
8/14/2007	$512,500.00
11/14/2007	$512,500.00
2/14/2008	$512,500.00
5/14/2008	$512,500.00
8/14/2008	$512,500.00
11/14/2008	$512,500.00
2/14/2009	$512,500.00
5/14/2009	$512,500.00
8/14/2009	$512,500.00
11/14/2009	$512,500.00
2/14/2010	$512,500.00
5/14/2010	$512,500.00
8/14/2010	$512,500.00
11/14/2010	$512,500.00
2/14/2011	$512,500.00
5/14/2011	$512,500.00
8/14/2011	$512,500.00
11/14/2011	$512,500.00
2/14/2012	$193,212,500.00

SCHEDULE 1.01(a)

MORTGAGED PROPERTY

Property Address	Filing Office
1070 Technology Drive, Nokomis, Florida 34275	Sarasota County, FL
210 Walser Road, Lexington, North Carolina 27292	Davidson County, NC
3419 Technology Drive, Nokomis, Florida 34275	Sarasota County, FL

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SCHEDULE 1.01(b)

REFINANCING INDEBTEDNESS TO BE REPAID
(REFINANCED AT THE TIME OF THE CLOSING OF THE ORIGINAL CREDIT FACILITY IN 2004)

1.
All obligations under that certain Credit and Security Agreement dated January 30, 2001, among the Company, Triple Diamond, Inc., the Lenders (as named on Schedule 1 attached thereto), National City Bank and Key Corporate Capital Inc., as amended by First Amendment Agreement to Credit and Security Agreement dated December 31, 2002, among the Company, the Lenders (as named on Schedule 1 attached thereto), National City Bank and Key Corporate Capital Inc., and all documentation related thereto (including the Unconditional and Continuing Guaranty of Payment made by Holdings, the Security Agreement for Pledged Securities made by Holdings, and the Contingent Patent, Trademark and License Assignment made by the Company), which facility provides a secured interest in all of the Company’s personal and real property, evidenced by the documentation referenced above and the liens referenced on Schedule 1.01(a) hereto and certain of the liens referenced on Schedule 3.05(b) hereto.

2.
All obligations under those certain Securities Purchase Agreements dated January 30, 2001, with each of the Purchasers named on Schedule I attached thereto, and all documentation related thereto including the 12% Senior Subordinated Notes.

3.
All obligations under that certain ISDA Master Swap Agreement dated January 30, 2001 between National City Bank and the Company, those Interest Rate Swap Confirmations #3543, #3544 and #3545, each dated January 30, 2001, and the Interest Rate Setting dated October 31, 2003.

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SCHEDULE 3.03

GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAWS

None

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SCHEDULE 3.05(b)

REAL PROPERTY

1.	PGT Industries, Inc. owns the following real property:

a.	1070 Technology Drive, Nokomis, Florida 34275

b.	210 Walser Road, Lexington, North Carolina 27292

c.	3419 Technology Drive, Nokomis, Florida 34275

d.	3429 Technology Drive, Nokomis, Florida 34275

e.	3439 Technology Drive, Units 1 & 2, Nokomis, Florida 34275

2.	PGT Industries, Inc. is a party (on its own behalf or through an employee) to the following real property lease agreements:

a.	Lease dated May 10, 2002, with CHN Industrial Storage for storage space located at 825 North 4th Street, Unit 10, Lantana, Florida, Palm Beach County

b.	Self-Storage Lease dated March 28, 2003, with U-Store-It for storage space located at 3901 Riverland Road, Fort Lauderdale, Florida, Broward County

c.	Lease Agreement dated September 16, 2003, between Smith Development Company LLC and the Company for storage space located at 1607 Leonard Road, Lexington, NC, Davidson County

d.
Lease Agreement dated September 12, 2003, between the Edward L. Kalin Revocable Trust u/a dated November, 1995 (66%), Waterford North Inc. (33%) and the Company for trailer parking space on lots 19 A&B Laurel Interchange Business Center

e.	Storage Lease dated October 19, 2002, with Port Orange Storage, Inc. for storage space located at 4601 S. Nova Road, Unit E1801, Port Orange, Florida

f.	Agreement dated February 21, 2003, with Storage USA for storage space located at 23215 Harborview Drive, Unit 1110, Port Charlotte, Florida, Charlotte County

g.	Lease dated May 14, 2001, with Tropicana Mini Storage for storage space located at 220 Belcher Rd. South, Unit B053, Largo, Florida, Pinellas County

h.	Landlord/Tenant Agreement dated July 6, 1998 with Hedin Rental for storage space located at 1177 18th Place, Unit 3, Vero Beach, Florida, Indian River County

i.
Lease dated February 9, 1973, between Winston-Salem Southbound Railway Company (nka CSX Transportation) and Binnings, Inc. for lease of sign space near North Carolina facility (assigned to the Company upon the closing of the Asset Purchase Agreement dated October 24, 2002, between the Company and Binnings Building Products, Inc.)

j.	Record Storage and Service Agreement dated September 18, 2003, with City Record Storage for lease of storage space at 1111 Redding Drive, High Point, NC 27261, Guilford County

k.
Rental Agreement dated March 19, 2004 with Naples Falling Waters 504, DBA Capital Self Storage, Inc. for lease of storage space located at 6810 Collier Boulevard, Unit 9029, Fort Myers, Florida, Collier County

l.	Rental Agreement dated June 21, 2004 with Gilders Self Storage for lease of storage space located at 148 Third Avenue, Units 2 & 20, Glenwood, Georgia, Wheeler County

m.	Rental Agreement dated January 28, 2005 with Guardsman Storage Center for lease of storage space located at 10725 South Federal Highway, Unit E133, Port Saint Lucie, Florida, Saint Lucie County

n.	Rental Agreement dated January 10, 2005 with Public Storage, Inc. for lease of storage space located at 1351 West Brandon Boulevard, Unit B004, Brandon, Florida, Hillsborough County

o.	Rental Agreement dated January 16, 2003 with Out O Space Storage, Inc. for lease of storage space located at 540 East Fairfield Drive, Unit B18, Pensacola, Florida, Escambia County

p.	Lease Agreement dated December 1, 2004 with Technology Park, Inc. for lease of storage area located at 3439 Technology Drive, Suites 10 & 11, Nokomis, Florida, Sarasota County

q.	Lease Agreement dated July 27, 2005 with Bee Ridge Self Storage for lease of storage area located at 4050 Bee Ridge Road, Sarasota County

r.	Rental Agreement dated November 19, 2003 with Public Storage, Inc., Miami Gardens for storage space located at 18450 NE 5th Ave., Miami, Florida, Miami-Dade County

3. JLL Window Holdings, Inc.:  None

No landlord consents to the Transactions are required under any of the above leases.

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SCHEDULE 3.06(c)

VIOLATIONS OR PROCEEDINGS

None

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SCHEDULE 3.07(a)

SUBSIDIARIES

As of February 14, 2006

Subsidiary	Jurisdiction of Organization	Class of Equity Interests/ Authorized Amount	Outstanding	Total Shares Covered by Outstanding Options, etc
PGT Industries, Inc.	Florida	Common stock/ 2,000,000	981,000	None

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SCHEDULE 3.07(c)

CORPORATE ORGANIZATIONAL CHART

PGT Industries, Inc.

JLL Window Holdings, Inc.

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SCHEDULE 3.09(c)

MATERIAL AGREEMENTS

None

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SCHEDULE 3.18

ENVIRONMENTAL MATTERS

None

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SCHEDULE 3.19

INSURANCE

1.	Real and Personal Property Insurance - Fireman’s Fund Insurance Company (1/1/06 – 1/1/07)
2.	Business Income – Fireman’s Fund Insurance Company (1/1/06 – 1/1/07)
3.	Boiler and Machinery Insurance - Fireman’s Fund Insurance Company (1/1/06 – 1/1/07)
4.	Motor Truck Cargo Coverage – Fireman’s Fund Insurance Co. (1/1/06 – 1/1/07)
5.	Crime Insurance - Fireman’s Fund Insurance Company (1/1/06 – 1/1/07)
6.	General Liability Insurance – Fireman’s Fund Insurance Company (1/1/06 – 1/1/07)
7.	Automobile Insurance – Fireman’s Fund Insurance Company. (1/1/06 – 1/1/07)
8.	International Coverage – General Liability/Automobile – Ace Insurance Co. (1/1/06 – 1/1/07)
9.	Worker’s Compensation - Large Deductible – Zurich Insurance Co. (1/1/06 – 1/1/07)
10.	Umbrella Liability Insurance - National Union (AIG) (1/1/06 – 1/1/07)
11.	Excess Umbrella Liability Insurance - Federal Insurance Company (Fireman’s Fund Insurance Company) (1/1/06 – 1/1/07)
12.	Real Estate Environmental Liability Insurance Policy - Steadfast Insurance Company (dated January 1, 2003 - ten year policy)
13.	Directors and Officers Liability, Including Employment Practices Liability and Fiduciary Liability - AIG (1/29/06-1/29/07)

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SCHEDULE 3.20(a)

NON-UCC SECURITY AGREEMENT COLLATERAL

Money

Deposit Accounts other than any deposit accounts subject to a Control Agreement

Letter of Credit Rights

Goods covered by a certificate of title statute

As-extracted collateral

Timber to be cut

Any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest's obtaining priority over the rights of a lien creditor with respect to the property pre-empt Section 9-310(a) of the UCC

Any collateral that is not subject to or within the scope of Article 9 of the UCC

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SCHEDULE 3.21

ACQUISITION DOCUMENTS

Schedule 2.2(e)	Transaction Bonuses

Schedule 2.3.1	Working Capital

Schedule 2.4.2	Repaid Indebtedness

Schedule 2.6	Allocation to Sellers of Purchase Price

Schedule 3.4	Noncontravention

Schedule 4.1	Organization

Schedule 4.2.1	Capital Stock of Holdings

Schedule 4.2.2	Capital Stock of the Company

Schedule 4.4	Noncontravention

Schedule 4.5	Financial Statements

Schedule 4.5(a)	Accounting Methods, Policies and Procedures used in the preparation of the Interim Financial Statements

Schedule 4.6(a)	Absence of Certain Changes or Events since December 28, 2002

Schedule 4.6(b)	Absence of Certain Changes or Events since September 27, 2003

Schedule 4.7	Taxes

Schedule 4.8	Employees

Schedule 4.9	Employee Benefit Plans and Other Compensation Arrangements

Schedule 4.10	Environmental Matters

Schedule 4.11	Permits; Compliance with Laws

Schedule 4.12.1(a)	Real Property – Owned and Leased

Schedule 4.12.1(b)	Owned Real Property – Liens

Schedule 4.12.2(a)	Personal Property – Liens

Schedule 4.12.2(b)	Leased Personal Property

Schedule 4.15	Intellectual Property

Schedule 4.16	Contracts

Schedule 4.17	Litigation

Schedule 4.21	Insurance

Schedule 4.22	Indebtedness

Schedule 4.23	Undisclosed Liabilities

Schedule 5.6	Buyer Commitment Letters

Schedule 6.1(a)	Consents

Schedule 6.1(g)	Resignation of Certain Officers and Directors of Holdings and the Company

Schedule 8.1.1	Conduct of the Business Prior to Closing

Schedule 8.1.3	Rollover Shares / Rollover Stock Options

Exhibit A	Escrow Agreement

UBS Credit Facility

Company Closing Certificate

Payoff Letters for Repaid Indebtedness

Seller's Preliminary Adjustment Statement

Seller's Preliminary Post-Closing Adjustment

Final Adjustment Statement

Final Post-Closing Adjustment

Sellers' Officer's Certificate

Evidence of termination of Lincap Management Agreement

All agreements representing the Sale Stock Options or Warrants,

   in each case, duly endorsed for transfer or accompanied by appropriate instrument of assignment and transfer

Resignation of Certain Officers and Directors of Holdings

   and the Company

Rollover Agreements

Certificate of Good Standing of Secretary of State of the

   State of Delaware for Holdings

Certificate of Good Standing of Secretary of State of the

   State of Florida for Company

Buyer's Officer's Certificate

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SCHEDULE 4.01(B)(g)

LOCAL COUNSEL

Proskauer Rose LLP
2255 Glades Road
Suite 340 West
Boca Raton, FL 33431

Carruthers & Roth
235 North Edgeworth St.
Greensboro, NC 27401

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SCHEDULE 4.01(B)(n)(iii)

CONTROL AGREEMENTS

1.  Deposit Account Control Agreement dated as of August 29, 2005, by and among PGT Industries, Inc., UBS AG, Stamford Branch, as first lien collateral agent, UBS AG, Stamford Branch, as second lien collateral agent and Fifth Third Bank.

2.  Deposit Account Control Agreement dated as of August 29, 2005, by and among JLL Window Holdings, Inc., UBS AG, Stamford Branch, as first lien collateral agent, UBS AG, Stamford Branch, as second lien collateral agent and Fifth Third Bank.

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SCHEDULE 4.01(B)(o)(iii)

TITLE INSURANCE AMOUNTS

	Property	Value
1.	1070 Technology Drive, Nokomis, Florida 34275	$16,000,000
2.	210 Walser Road, Lexington, North Carolina 27292	$3,200,000
3.	3419 Technology Drive, Nokomis, Florida 34275	$3,978,375

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Schedule 5.14

Post Closing Matters

1.
Within 90 days of the Amendment and Restatement Effective Date, Borrower shall have either (a) closed the Deposit Accounts identified in clause (c) of the definition of Excluded Accounts in the Security Agreement and removed all property from such Deposit Accounts or (b) delivered Deposit Account Control Agreements with respect to such Deposit Accounts as contemplated by Section 3.4 of the Security Agreement for Deposit Accounts that do not qualify as Excluded Accounts.

2.
Within 60 days of the Amendment and Restatement Effective Date, the March 2006 Note (as defined in the Security Agreement) shall have either been (a) paid off and all obligations thereunder owed to any Loan Parties terminated or otherwise released or (b) properly endorsed, assigned and delivered to the Collateral Agent (or otherwise satisfactorily subject to control of the Collateral Agent) and subject to the Security Agreement as if it were “Securities Collateral” acquired after the after the Amendment and Restatement Effective Date.

3.
Within 30 days of the Amendment and Restatement Effective Date, the Borrower shall have caused all Intellectual Property identified on Schedule 14 of the Perfection Certificate as being recorded with the United States Copyright Office or the United States Patent and Trademark Office in the name of Vinyl Tech, Inc. to be rerecorded under the current name of the applicable Loan Party (and notified the Administrative Agent thereof).

SCHEDULE 6.01(b)

EXISTING INDEBTEDNESS

None

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SCHEDULE 6.02(c)

EXISTING LIENS

See attached UCC Chart.

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SCHEDULE 6.04(b)

EXISTING INVESTMENTS

None

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EXHIBIT A

[Form of]
ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE—PGT INDUSTRIES, INC.
Lending Institution:
Name for Signature Pages: Will sign Credit Agreement: Will come via Assignment: Number of Days post-closing:
Name for Signature Blocks:
Name for Publicity:
Address:
Main Telephone: Telex No./Answer back:

CONTACT-Credit Name: Address: Telephone: Fax: CONTACT-OperationsName: Address: Telephone: Fax:
PAYMENT INSTRUCTIONS
Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
For further credit:
Account No.:
Attention:
Reference:
UBS AG, STAMFORD BRANCH, ADMINISTRATIVE DETAILS
UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901 Main Telephone: (203) 719-3000	Account Administrator Attn: [ ] Tel: [ ] Fax: [ ]	Secondary Contact Attn: [ ] Tel: [ ] Fax: [ ]
Wire Instructions:	The Agent’s wire instructions will be disclosed at the time of closing.

EXHIBIT B

[Form of]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).

1. The Assignor set forth on the signature pages hereto (the “Assignor”) hereby sells and assigns, without recourse, to the Assignee set forth on the signature pages hereto (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Closing Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 11.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the Swingline Commitment, Tranche A-1 Revolving Commitment and the Term Loans, Swingline Loans, Revolving Loans and participations held by the Assignor in Letters of Credit which are outstanding on the Closing Date.  From and after the Closing Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. The Assignor (i) warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Window Holdings, Borrower or any Subsidiary of any of the forgoing or the performance or observance by any Window Holdings, Borrower or any Subsidiary of any of the foregoing of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, the forms specified in Section 2.15(e) of the Credit Agreement, duly completed and executed by such Assignee; (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement; and (iii) a processing and recordation fee of $3,500.

5. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

6. Date of Assignment: [        ]

7. Legal Name of Assignor:  [        ]

8. Legal Name of Assignee:  [        ]

9. Assignee’s Address for Notices:  [        ]

10. Closing Date of Assignment (may not be fewer than 5 Business Days after the Date of Assignment unless the Administrative Agent shall otherwise agree): [          ]

11. Percentage Assigned of Applicable Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of Applicable Loan/Commitment (set forth, to at least 8 decimals, as a percentage of the Loan and the aggregate Commitments of all Lenders thereunder)
Tranche A-2 Term Loans	$[ ]	[ ] %
Tranche A-1 Revolving Loans	$[ ]	[ ] %
Letters of Credit	$[ ]	[ ] %
Swingline Loans	$[ ]	[ ] %

[Signature Page Follows]

The terms set forth above are hereby agreed to:

[ ],

as Assignor

By:

Name:

Title:

[ ],

as Assignee

By:

Name:

Title:

[Accepted:*

PGT INDUSTRIES, INC.

By:

Name:

Title:           ]

UBS AG, STAMFORD BRANCH,

as Administrative Agent, Issuing Bank and

Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

______________________
*           To be completed to the extent consent is required under Section 11.04(b) of the Credit Agreement.

EXHIBIT C

[Form of]
BORROWING REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut  06901

Attention: [ ]

Re:  PGT Industries, Inc.
[Date]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).  Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)Class of Borrowing	[Tranche A-1 Revolving Borrowing] [Tranche A-2 Term Borrowing] [Swingline Loan]
(B)Principal amount of Borrowing1	$[ ]
(C)Date of Borrowing (which is a Business Day)	[ ], 20[ ]
(D)Type of Borrowing	[ABR] [Eurodollar]2
(E)Interest Period3	[ ]
(F)Funds are requested to be disbursed to Borrower’s account with UBS AG, Stamford Branch (Account No. [ ]).

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

1ABR and Eurodollar Loans must be in an amount that is at least $1,000,000 and an integral multiple of $250,000 or equal to the remaining available balance of the applicable Commitments.

2Shall be ABR for Swingline Loans.

3Shall be one, two, three or six months.

PGT INDUSTRIES, INC.

By:

Name:

Title:           [Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

I, [              ], the [Financial Officer] of JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”) (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, Window Holdings, the other Guarantors party thereto, the Lenders party thereto, UBS Securities LLC, as Arranger, Bookmanager, Co-Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent and UBS Loan Finance LLC, as Swingline Lender and General Electric Capital Corporation, as Co-Documentation Agent:

a.           [Attached hereto as Schedule 1 are detailed calculations4 demonstrating compliance by Window Holdings with Sections 6.07(f) and 6.10 of the Credit Agreement. Window Holdings is in compliance with such Sections as of the date hereof.] [Attached hereto as Schedule 2 are detailed calculations setting forth the Window Holdings’ Excess Cash Flow.]5  [Attached hereto as Schedule 3 is the report of [Ernst & Young, LLP].]6

b.           The Borrower was in compliance with each of the covenants set forth in Section 6.10 of the Credit Agreement at all times during and since [                         ]7.

c.           No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.8

4
To accompany annual and quarterly financial statements only.  Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

5	To accompany annual financial statements only.

6
To accompany annual financial statements only.  The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default (as it relates to accounting matters or financial covenants) has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

7	Date of most recently completed Compliance Certificate.

8
If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [    ] day of [                 ], 20[  ].

[ ]

By:

Name:

Title:	[Financial Officer]

SCHEDULE 1

Financial Covenants

(a)Maximum Total Leverage Ratio: Consolidated Indebtedness to Consolidated EBITDA
Consolidated Indebtedness for the four quarter period ended [ ], 20[ ]	$
Consolidated EBITDA	$
Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00
Covenant Requirement	No more than [ ]:1.00

Components of Consolidated EBITDA

• Consolidated Net Income	• $
• plus Consolidated Interest Expense	•
• plus Consolidated Amortization Expense	•
• plus Consolidated Depreciation Expense	•
• plus Consolidated Tax Expense	•
• plus January 2004 Transaction fees and expenses and 2006 Transaction fees and expenses, not to exceed $3.0 million	•
• plus the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period

• • •
• plus all other reasonable non-recurring cash items reducing Consolidated Net Income (for the avoidance of doubt, including without limitation any portion of the 2006 Dividend reducing Consolidated Net Income for such period to the extent not otherwise added back for purposes of Consolidated EBITDA)

• •
• plus Management Fees in the amounts and at the times specified in the Management Services Agreement not to exceed the amount for such period set forth in the Management Services Agreement	•
• minus all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business)9	• • •
• Consolidated EBITDA	• • •

9Provide breakdown

(b)Minimum Interest Coverage Ratio: Consolidated EBITDA to Cash Interest Expense
Consolidated EBITDA	$
Cash Interest Expense	$
Consolidated EBITDA to Cash Expense	[ ]:1.00
Covenant Requirement	Greater than or equal to [ ]:1.00

Components of Cash Interest Expense (subject to the second paragraph of the definition thereof in the Credit Agreement):

• Consolidated Interest Expense to the extent paid or payable in cash	• $
• net of net payments received under all interest rate Hedging Obligations	•
• Cash Interest Expense	•
•	•
Components of Consolidated Interest Expense:

• total consolidated interest expense (net of interest income)	• $ ($ )
• plus, without duplication (a) imputed interest on Capital Lease Obligations and the interest component of all lease obligations with respect to Sale Leaseback Transactions (other than to the extent such leases are properly treated as operating leases in accordance with GAAP)

• •
• plus, without duplication (b) commissions, discounts and fees and charges with respect to letters of credit securing financial obligations, banker’s acceptance financing and receivables financings	• • •
• plus, without duplication (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses	• •
• plus, without duplication (d) cash contributions to any employee stock ownership plan or trust to the extent used to pay interest or fees in connection with Indebtedness incurred by the plan	• • •
• plus, without duplication (e) interest paid or payable in discontinued operations	•
• plus, without duplication (f) interest portion of deferred payment obligations	•
• plus, without duplication (g) interest on Contingent Obligations and Indebtedness of others secured by a Lien on property or assets of the Loan Parties	• •
• Consolidated Interest Expense	• • •

(c)Maximum Capital Expenditures
Capital Expenditures	$
Covenant Requirement	No more than [ ]

Components of Capital Expenditures (subject to the last sentence of the definition thereof):

GAAP capital expenditures	$
minus (i) proceeds of Asset Sales applied towards the purchase of any of any property or expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(e)

minus (b) any portion of such increase attributable solely to acquisitions of property, plant and equipment resulting from Permitted Acquisitions
Capital Expenditures

SCHEDULE 2
Excess Cash Flow Calculation:
(a) Consolidated EBITDA for fiscal year ended [ ], 20[ ], minus	$
(b) increases to Net Working Capital for such period (other than to the extent attributable to deferred taxes and/or Hedging Agreements), plus
(c) decreases to Net Working Capital for such period (other than to the extent attributable to deferred taxes and/or Hedging Agreements), minus
(d) cash interest (including, without limitation, cash payments made under Hedging Agreements during such period), commitment fees, letter of credit fees and other fees associated with any Loan Document or any other Indebtedness paid by Window Holdings and its Subsidiaries during such period, minus

(e) permanent repayments and prepayments of Indebtedness by Window Holdings and its Subsidiaries during such period (except to the extent such repayments or prepayments were made in connection with a refinancing), minus

(f) fees and expenses directly incurred in connection with the 2006 Transactions to the extent increasing “Consolidated EBITDA” during such period pursuant to clause (e)(ii) of the definition thereof, minus

(g) Capital Expenditures made in cash in accordance with Section 6.10(d) during such period (other than Capital Expenditures funded by Excluded Issuances), minus
(h) aggregate amount of Investments made in cash during such period pursuant to Sections 6.04(e), (i), and (j) (other than Investments made with Excluded Issuances), minus
(i) taxes of Window Holdings and its Subsidiaries that were paid in cash (less any tax refunds) during such period or will be paid within six months after the end of such period for which reserves have been established, minus

(j) if not deducted in determining Consolidated EBITDA, the Management Fees paid during such period in compliance with Section 6.09(e), plus
(k) to the extent not included in the calculation of Consolidated EBITDA, cash received under Hedging Agreements, plus
(l) the net effect of all other cash items that were excluded from the calculation of Consolidated EBITDA and/or Consolidated Net Income, by operation of the respective definitions thereof10
Excess Cash Flow

10Provide breakdown

EXHIBIT E

[Form of]
INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent
677 Washington Boulevard

Stamford, Connecticut  06901

Attention: [ ]

[Date]

Re:  PGT INDUSTRIES, INC.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).

Borrower hereby requests that on [__________]11 (the “Interest Election Date”),

1.           $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],

2.           and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3.           be [converted into] [continued as],

4.           [Eurodollar Loans having an Interest Period of [one/two/three/six] months] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);

(b)           [No] [A] Default has occurred and is continuing under the Credit Agreement or would result from the proposed [conversion] [continuation].  [Attached hereto as Annex 1 is an explanation of any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.]12

[Signature Page Follows]

11
Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof.

12	To be included if in clause (b) the Borrower certifies that a Default has occurred and is continuing under the Credit Agreement or would result from the proposed conversion/continuation.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

PGT INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT F

[Form of]

SUBSIDIARY JOINDER AGREEMENT

[DATE]

Reference is made to the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement and Section 3.5 of the Security Agreement, each Subsidiary (subject to the provisions of the last sentence of Section 5.11(b) of the Credit Agreement) that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement and a Guarantor and Pledgor (as defined in the Security Agreement) under the Security Agreement by executing a Joinder Agreement.  The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Subsidiary Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to keep their respective Commitments outstanding and make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1. Guarantee.  In accordance with Section 5.11(b) of the Credit Agreement and 3.5 of the Security Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement and a Pledgor (as defined in the Security Agreement) under the Security Agreement with the same force and effect as if originally named therein as a Guarantor and a Pledgor (as defined in the Security Agreement).

2. Representations and Warranties.  The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement and the Security Agreement applicable to it as a Guarantor and a Pledgor (as defined in the Security Agreement), respectively, thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Pledgor (as defined in the Security Agreement), respectively, thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof.  Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor.  The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement and the Security Agreement applicable to it.  The New Guarantor by its signature below becomes a Pledgor (as defined in the Security Agreement) under the Security Agreement with the same force and effect as if originally named therein as a Pledgor (as defined in the Security Agreement).

3. Severability.  Any provision of this Subsidiary Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts.  This Subsidiary Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Subsidiary Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Subsidiary Joinder Agreement.

5. No Waiver.  Except as expressly supplemented hereby, the Credit Agreement and the Security Agreement shall remain in full force and effect.

6. Notices.  All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.

7. Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8. Jurisdiction; Consent to Service of Process.

(a)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b) of the Credit Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01 of the Credit Agreement.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Subsidiary Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW SUBSIDIARY GUARANTOR]

By:

Name:

Title:

UBS AG, STAMFORD BRANCH, as

Administrative Agent and Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

[Note: Supplemental schedules to be attached.]

EXHIBIT G

[Form of]

LANDLORD’S ACCESS AGREEMENT

THIS LANDLORD’S ACCESS AGREEMENT (the “Agreement”) is made and entered into as of ________________, 20[   ] by and between ________________________, having an office at ___________________________________ (“Landlord”) and ________________________, having an office at ________________________ as collateral agent (in such capacity, “Collateral Agent”) for the benefit of the Secured Parties (as hereinafter defined) under the Credit Agreement (as hereinafter defined).

R E C I T A L S :

A.           Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B.           Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [                           ] (“Lessee” [or “Borrower”]) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C.           [Lessee,] [(“Borrower”),], a [                    ] [                ] (“Parent”) and the Collateral Agent, among others, are, in connection with the execution and delivery of this Agreement, entering into a credit agreement, dated as of [          ] [   ], 2006, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make certain loans to Borrower (collectively, the “Loans”).

[D.           [The Lessee is a subsidiary of Borrower.] [Borrower is a subsidiary of the Lessee]13

E.           The Lessee has, pursuant to the Credit Agreement, guaranteed the obligations of the Borrower under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”).]14

F.           As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other [documents evidencing and securing the Loans (collectively, the “Loan Documents”)] [Loan Documents], Collateral Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

G.           Collateral Agent has requested that Landlord execute this Agreement as a condition precedent to the making of the Loans under the Credit Agreement.

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:

(1)           Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

(2)           Landlord agrees that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises.  Landlord further agrees that Collateral Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Loan Documents; provided that Collateral Agent shall repair any damage arising from such removal.  Landlord further agrees that it will not hinder Collateral Agent’s actions in removing Personal Property from the Leased Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Personal Property.  Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal.  Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.

(3)           Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of the Collateral Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any lien of the Landlord (statutory or otherwise) in the Personal Property.

(4)           The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent.  Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

(5)           All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

(6)           The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that the Loans have been paid in full and all of Borrower’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.

(7)           THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF []15, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(8)           Landlord agrees to execute, acknowledge and deliver such further instruments as Collateral Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement  in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

13	Include one of these alternatives if Borrower is not the Lessee.

14	Include if Borrower is not the Lessee

15	The agreements will be governed by the laws of the state in which the site is located.

IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

________________________________________,
as Landlord

By:
Name:
Title:

________________________________________,

as Collateral Agent

By:
Name:
Title:

Schedule A

Description of Real Property

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT H

[Form of]

LC REQUEST [AMENDMENT]

Dated           (16)

UBS AG, Stamford Branch, as Administrative Agent under the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the Lenders from time to time party thereto, UBS Securities LLC, as Arranger, Co-Documentation Agent, Bookmanager, and Syndication Agent, UBS Loan Finance LLC, as Swingline Lender and UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent and Issuing Bank and General Electric Capital Corporation, as Co-Documentation Agent.

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  [                       ]

Ladies and Gentlemen:

We hereby request that UBS AG, Stamford Branch, as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned(17) on (18) (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of (19).  [Such Letter of Credit was originally issued on [date].]  The requested Letter of Credit [shall be] [is] denominated in Dollars.

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit [will be] [is] (20), and such Letter of Credit [will be] [is] in support of (21) and [will have] [has] a stated expiration date of (22).  [Describe the nature of the amendment, renewal or extension.]

We hereby certify that:

(1)           Each of Borrower and each other Loan Party is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.

(2)           Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

(3)           No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it.  No injunction or other restraining order has been issued, is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.

(4)           After giving effect to the request herein, the LC Exposure will not exceed the LC Commitment and the total Revolving Exposures will not exceed the total Tranch A-1 Revolving Commitments.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

PGT INDUSTRIES, INC.

By:

Name:

Title:

16	Date of LC Request.

17
Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.

18
Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).

19	Aggregate initial stated amount of Letter of Credit.

20	Insert name and address of beneficiary.

21
Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.

22
Insert last date upon which drafts may be presented which may not be later than (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

EXHIBIT I

[Form of]

LENDER ADDENDUM

Reference is made to the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 11.14 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH

AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this       day of [ ], 20[  ].

 ,

as a Lender

[Please type legal name of Lender above]

By:

Name:

Title:

[If second signature is necessary:]

By:

Name:

Title:

Accepted and agreed:

PGT INDUSTRIES, INC.

By:____________________________

Name:

Title:

UBS AG, STAMFORD BRANCH, as

Administrative Agent

By:__________________________

Name:

Title:

By:__________________________

Name:

Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.           Name of Lender:                                _______________________

Notice Address:                                _______________________

_______________________

_______________________

Attention:                                _______________________

Telephone:                                _______________________

Facsimile:                                _______________________

2.           Commitment:                                           _______________________

EXHIBIT J-1

[Form of]

MORTGAGE

[Provided under separate cover]

EXHIBIT K-1

[Form of]
TRANCHE A-2 LOAN NOTE

$________________ New York, New York
 [Date]

FOR VALUE RECEIVED, the undersigned, PGT INDUSTRIES, INC., a Florida corporation (“Borrower”), hereby promises to pay to the order of [                   ], a Tranche A-2 Term Loan Lender, (the “Tranche A-2 Term Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of ______________________ ($___________), or, if less, the aggregate unpaid principal amount of all Tranche A-2 Term Loans of the Tranche A-2 Term Loan Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Tranche A-2 Term Loan of the Tranche A-2 Term Loan Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Tranche A-2  Term Loan Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”) and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to in Section 11.09(b) of the Credit Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Note irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01 of the Credit Agreement.  Nothing in this Note or any other Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by applicable law.

[Signature Page Follows]

PGT INDUSTRIES, INC.,

as Borrower

By:

Name:

Title:

CG&R DRAFT: 4/17/06 1:47 PM #752839 v6 (MV6706_.DOC)

EXHIBIT K-2

[Form of]
TRANCHE A-1 REVOLVING NOTE

$_________________ New York, New York
 [Date]

FOR VALUE RECEIVED, the undersigned, PGT INDUSTRIES, INC., a Florida corporation (“Borrower”), hereby promises to pay to the order of ___________________________ (the “Tranche A-1 Revolving Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ____________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Revolving Lender outstanding under the Credit Agreement referred to below.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Tranche A-1 Revolving Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Tranche A-1 Revolving Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”), and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to in Section 11.09(b) of the Credit Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Note irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01 of the Credit Agreement.  Nothing in this Note or any other Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by applicable law.

[Signature Page Follows]

CG&R DRAFT: 4/17/06 1:47 PM #752839 v6 (MV6706_.DOC)

PGT INDUSTRIES, INC.,

as Borrower

By:

Name:

Title:

EXHIBIT K-3

[Form of]
SWINGLINE NOTE

$____________ New York, New York
 [Date]

FOR VALUE RECEIVED, the undersigned, PGT INDUSTRIES, INC., a Florida corporation (“Borrower”), hereby promises to pay to the order of UBS LOAN FINANCE LLC (the “Swingline Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ____________ ($____________) and (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below.  Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.17(c) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of the Swingline Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”), and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to in Section 11.09(b) of the Credit Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Note irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01 of the Credit Agreement.  Nothing in this Notet or any other Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by applicable law.

[Signature Page Follows]

PGT INDUSTRIES, INC.,

as Borrower

By:

Name:

Title:

EXHIBIT L-1

[Form of]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Second Amended and Restated Security Agreement dated as of February 14, 2006 (the “Security Agreement”), among PGT Industries, Inc., a Florida corporation (“Borrower”), JLL Window Holdings, Inc. (“Holdings”) and the other Guarantors listed on the signature pages thereto or from time to time party thereto by execution of a Joinder Agreement (collectively the “Guarantors”), as pledgors, assignors and debtors in favor of UBS AG, Stamford Branch, in its capacity as collateral agent on behalf of the Secured Parties pursuant to the Credit Agreement (as defined below) as pledgee, assignee and secured party (the "Collateral Agent") and (ii) that certain Second Amended and Restated Credit Agreement dated as of February 14, 2006 (the “Credit Agreement”) among Borrower, Holdings, certain other parties thereto and the Collateral Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

The undersigned hereby certify to the Collateral Agents as follows:

1. Names.  (a)  The exact legal names of Borrower and each Guarantor, as such name appears in its respective certificate of incorporation or any other organizational document, are set forth in Schedule 1(a).  Borrower and each Guarantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) are the organizational identification numbers, if any, of Borrower and each Guarantor that are registered organizations, the Federal Taxpayer Identification Numbers of Borrower and each Guarantor and the states of formation of Borrower and each Guarantor.

(b)           Set forth in Schedule 1(b) hereto is any other corporate or organizational names that Borrower and each Guarantor have had in the past five years, together with the date of the relevant change.

(c)           Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by Borrower and each Guarantor, or any other business or organization to which Borrower and each Guarantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between February 14, 2001 and the date hereof.  Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which Borrower and each Guarantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between February 14, 2001 and the date hereof.  Except as set forth in Schedule 1(c) hereto, neither Borrower nor any Guarantor has changed its jurisdiction of incorporation at any time during the past four months.

2. Current Locations.

(a) The chief executive offices of Borrower and each Guarantor are located at the addresses set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where Borrower or any Guarantor maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of Borrower and each Guarantor.

(d) Set forth in Schedule 2(d) hereto are all other locations where Borrower or any Guarantor maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than Borrower and each Guarantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3.           Prior Locations.  (a) Set forth in Schedule 3(a) is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by Borrower and each Guarantor at any time during the past five years in a state in which Borrower and each Guarantor, as applicable, has previously maintained a location or a place of business at any time during the past four months.

(b)           Set forth in Schedule 3(b) is the information required by Schedule 2(d) or Schedule 2(e) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months.

4.           Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by Borrower and each Guarantor in the ordinary course of business or consists of goods which have been acquired by Borrower or any Guarantor in the ordinary course of business from a person in the business of selling goods of that kind.

5.           File Search Reports.  Attached hereto as Schedule 5(a) is a true and accurate summary of  file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which Borrower or any Guarantor purchased or otherwise acquired any of the Collateral and (B) each filing in each real estate recording office identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located.  Attached hereto as Schedule 5(b) is a true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports.

6.           UCC Filings.  The financing statements (duly authorized by Borrower or the applicable Guarantor constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

7.           Schedule of Filings.  Attached hereto as Schedule 7  is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 14(e) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents to the extent perfection may be achieved.  No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents; provided, however, that the subsequent recordation of one or more of the documents attached hereto as Schedule 14(e) may be necessary to perfect (to the extent perfection may be achieved by the filing of such documents) the security interest in any issued registrations and applications for other U.S. Copyrights, Patents or Trademarks that are acquired by Borrower or any Guarantor after the date of the Security Agreement.

8.           Real Property.  Attached hereto as Schedule 8 is a list of all real property owned or leased by Borrower or any Guarantor.

9.           Termination Statements.  Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.

10.           [Intentionally Omitted.]

11.           Stock Ownership and other Equity Interests.  Attached hereto as Schedule 11 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of Borrower and each of Borrower’s Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 13 is each equity investment of Borrower and each of Borrower’s Subsidiaries that represents 50% or less of the equity of the entity in which such investment was made.

12.           Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 12 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by Borrower and any Guarantor as of February 14, 2006, including all intercompany notes between Borrower, Holdings and any of Borrower’s Subsidiaries.

13.           Advances.  Attached hereto as Schedule 13 is (a) a true and correct list of all advances made by Borrower as of February 14, 2006 (other than those identified on Schedule 13), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Collateral Agent under the Security Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to Borrower or any Guarantor as of February 14, 2006.

14.           Intellectual Property.  (a) Attached hereto in proper form for filing with the United States Patent and Trademark Office as Schedule 14(a) is a schedule setting forth all of Borrower’s and each Guarantor’s U.S. issued Patents (as defined in the Security Agreement) and U.S. registered or applied for Trademarks (as defined in the Security Agreement) including the name of the registered owner and the registration number of each Patent and Trademark owned by Borrower and each Guarantor.  Attached hereto in proper form for filing with the United States Copyright Office as Schedule 14(b) is a schedule setting forth all of Borrower’s and each Guarantor’s U.S. registered Copyrights (as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright owned by Borrower and each Guarantor.

15.           Commercial Tort Claims.  Attached hereto as Schedule 15 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by Borrower or any Guarantor, including a brief description thereof.

16.           Deposit Accounts, Securities Accounts and Commodity Accounts.  Attached hereto as Schedule 16 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by Borrower and each Guarantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

17.           Letter-of-Credit Rights.  Attached hereto as Schedule 17 is a true and correct list of all Letters of Credit issued in favor of Borrower or any Guarantor, as beneficiary thereunder.

18.           Motor Vehicles.  Attached hereto as Schedule 18 is a true and correct list of all motor vehicles (covered by certificates of title or ownership) valued at over $50,000 and owned by Borrower or any Guarantor, and the owner and approximate value of such motor vehicles.

[The Remainder of this Page has been intentionally left blank]

846007.14-New York Server 7A - MSW

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this 14th day of February, 2006.

PGT Industries, Inc.

By:

Name:

Title:

JLL Window Holdings, Inc.

By:

Name:

Title:

[INSERT GUARANTORS]

EXHIBIT L-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of  [                                                                                                ], 20[  ] is delivered pursuant to Section 5.13(b) of that certain Second Amended and Restated Credit Agreement dated as of February 14, 2006 (the “Credit Agreement”) among PGT Industries, Inc. (“Company”), JLL Window Holdings, Inc, (“Holdings”) and the other Guarantors listed on the signature pages thereto or from time to time party thereto by execution of a Joinder Agreement (collectively the “Guarantors”), as pledgors, assignors and debtors in favor of UBS AG, Stamford Branch, in its capacity as collateral agent on behalf of the Secured Parties pursuant to the Credit Agreement as pledgee, assignee and secured party (the "Collateral Agent").  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

The undersigned, the Chief Financial Officer of the Company23, does hereby certify (in my capacity as Chief Financial Officer and not in my individual capacity) to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1.           Names.  (a)  Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of Borrower and each Guarantor, as such name appears in its respective certificate of incorporation or any other organizational document; (y) Borrower and each Guarantor is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate; and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of Borrower and each Guarantor that is a registered organization, the Federal Taxpayer Identification Number of Borrower and each Guarantor and the state of formation of Holdings and each domestic Subsidiary of Holdings.

(b)           Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names Borrower and each Guarantor has had in the past five years, together with the date of the relevant change.

2.           Current Locations.  (a)  Except as listed on Schedule 2(a) attached hereto and made a part hereof, the chief executive office of Borrower and each Guarantor is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.

(b)           Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where Borrower or any Guarantor maintains any books or records relating to any Collateral.

(c)           Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of Borrower and each Guarantor.

(d)           Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where Borrower or any Guarantor maintains any of the Collateral consisting of inventory or equipment not identified above.

(e)           Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than Borrower and each Guarantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3.           Prior Locations.  (a)  Except as listed on Schedule 3(a) attached hereto and made a part hereof, set forth in Schedule 3(a) of the Prior Perfection Certificate is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by Borrower or any Guarantor at any time during the past five years in a state in which Borrower or any Guarantor, as applicable, has previously maintained a location or a place of business at any time during the past four months.

(b)           Except as listed on Schedule 3(a) attached hereto and made a part hereof, set forth in Schedule 3(b) of the Prior Perfection Certificate is the information required by Schedule 2(d) or Schedule 2(e) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months.

4.           Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate, all of the Collateral has been originated by Borrower and each Guarantor in the ordinary course of business or consists of goods which have been acquired by Borrower or any Guarantor in the ordinary course of business from a person in the business of selling goods of that kind.

5.           [Intentionally Omitted].

6.           UCC Filings.  Except as set listed on Schedule 6 attached hereto and made a part hereof, the financing statements (duly authorized by Borrower or the applicable Guarantor), including the indications of the collateral, relating to the Security Agreement or the applicable Mortgage, are set forth in Schedule 6 to the Prior Perfection Certificate, and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 thereto and hereto.

7.           Schedule of Filings.  Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7  is a schedule of (i) the appropriate filing offices for the financing statements attached thereto and hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 13(e) thereto and hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents.  No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

8.           Real Property.  Except as listed on Schedule 8 attached hereto and made a part hereof, Schedule 8 to the Prior Perfection Certificate sets forth a list of all real property owned or leased by Borrower or any Guarantor.

9.           Termination Statements.  Except as listed on Schedule 9(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate sets forth the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto and thereto with respect to each Lien described therein.

10.           [Intentionally Omitted].

11.           Stock Ownership and other Equity Interests.  Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate (x) is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of Borrower and each of Borrower’s Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests and (y) sets forth each equity investment of Borrower and each of Borrower’s Subsidiaries that represents 50% or less of the equity of the entity in which such investment was made.

12.           Instruments and Tangible Chattel Paper.  Except as listed on Schedule 12 attached hereto and made a part hereof, Schedule 12 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by Borrower and any Guarantor as of [        ], including all intercompany notes between the Borrower, Holdings and any of the Borrower’s Subsidiaries.

13.           Advances.  Except as listed on Schedule 13 attached hereto and made a part hereof, Schedule 13 to the Prior Perfection Certificate is (a) a true and correct list of all advances made by the Borrower to any of the Borrower’s Subsidiaries or Holdings or made by any Subsidiary of the Borrower to the Borrower, Holdings or any other Subsidiary of the Borrower or made by Holdings to the Borrower or any Subsidiary of the Borrower as of [        ] (other than those identified on Schedule 13 hereto or thereto), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Collateral Agent under the Security Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower, Holdings or any Subsidiary of the Borrower as of [        ].

14.           Intellectual Property.  Except as listed on Schedule 14(a) attached hereto and made a part hereof, Schedule 14(a) to the Prior Perfection Certificate is a schedule setting forth all of Borrower’s and each Guarantor’s Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner and the registration number and of each Patent and Trademark owned by the Borrower and each Guarantor.  Except as listed on Schedule 14(b) attached hereto and made a part hereof, Schedule 14(b) to the Prior Perfection Certificate is a schedule setting forth all of the Borrower’s and each Guarantor’s Copyrights (as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright owned by the Borrower or any Guarantor.

15.           Commercial Tort Claims.  Except as listed on Schedule 15 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 15 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by Borrower and any Guarantor, including a brief description thereof.

16.           Deposit Accounts, Securities Accounts and Commodity Accounts.  Except as listed on Schedule 16 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 16 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by Borrower and each Guarantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

17.           Letter-of-Credit Rights.  Except as listed on Schedule 17 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 17 is a true and correct list of all Letters of Credit issued in favor of Borrower or any Guarantor, as beneficiary thereunder.

18.           Motor Vehicles.  Except as listed on Schedule 18 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 18 is a true and correct list of all motor vehicles (covered by certificates of title or ownership) valued at over $50,000 and owned by Borrower or any Guarantor, and the owner and approximate value of such motor vehicles.

[The Remainder of this Page has been intentionally left blank]

23	Insert appropriate officers of Holdings and Guarantors, as applicable.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of this ____ day of ________________, 200[ ].

PGT Industries, Inc.

By:

Name:

Title:

JLL Window Holdings, Inc.

By:

      Name:
      Title:

[INSERT GUARANTORS]

EXHIBIT M

[Form of]

AMENDED AND RESTATED SECURITY AGREEMENT

[Provided under separate cover]

EXHIBIT N-1

[Form of]

OPINION OF COMPANY COUNSEL

[Provided under separate cover]

EXHIBIT N-2

[Form of]

OPINION OF LOCAL COUNSEL

[Provided under separate cover]

N-2-

EXHIBIT O

[Form of]

SOLVENCY CERTIFICATE

I, the undersigned, [Financial Officer] of PGT INDUSTRIES, INC., a Florida corporation (“Borrower”), DO HEREBY CERTIFY on behalf of Borrower that:

1.           This Certificate is furnished pursuant to Section 4.01(h) of the Second Amended and Restated Credit Agreement, (as in effect on the date of this Certificate) (the capitalized terms defined therein being used herein as therein defined) dated as of February 14, 2006 among Borrower, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”) (as from time to time in effect, the “Credit Agreement”).

2.           Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

The undersigned makes the foregoing statements to the best of his knowledge.  The undersigned does not hold himself out as an expert on, and has not in connection with this certificate engaged the services of any expert on, asset valuation or appraisal, and any statements made herein as to the value of assets are made to the best knowledge of the undersigned, as the chief financial officer of the Borrower.  The undersigned is signing this certificate in his capacity as an officer of the Borrower and will not incur any personal liability in connection herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this 14 day of February, 2006.

PGT INDUSTRIES, INC.

By:

Name:

Title:           [Financial Officer]

EXHIBIT P

[Form of]

INTERCOMPANY NOTE

 New York, New York

 [date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor.  Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement (as defined in the Credit Agreement).  Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

This note (“Note”) is also the Intercompany Note referred to in the Second Lien Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the Credit Agreement, the “Credit Agreements”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement (as defined in the Second Lien Credit Agreement, such security agreement, the “Second Lien Security Agreement” and, together with the Security Agreement, the “Security Agreements”).  Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Second Lien Credit Agreement and the Second Lien Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor (under either the Credit Agreement or the Second Lien Credit Agreement) to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (such term as used herein shall mean the “Obligations” as defined in each Credit Agreement) of such Payor under the Credit Agreements, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreements (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement or the Second Lien Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Secured Parties (such term used herein shall mean the “Secured Parties” as defined in each of the Credit Agreement and the Second Lien Credit Agreement and the related Loan Documents) and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and (i) the Administrative Agent may, on behalf of itself, and the other Secured Parties (as defined in the Credit Agreement) and (ii) the Second Lien Administrative Agent may, on behalf of itself or the Secured Parties (as defined in the Second Lien Credit Agreement), proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Each Payor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against the Payor or its properties in the courts of any jurisdiction.

Each Payor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or any other Loan Document in any court referred to in Section 11.09(b) of the Credit Agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Note irrevocably consents to service of process in any action or proceeding arising out of or relating to this Note or any Loan Document, in the manner provided for notices (other than telecopy) in Section 11.01 of the Credit Agreement.  Nothing in this Note or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[PAYOR]

By:	__________________________________

Name:

Title:

EXHIBIT Q
[Form of]

NON-BANK CERTIFICATE

Reference is made to the Second Amended and Restated Credit Agreement dated as of February 14, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among PGT INDUSTRIES, INC., a Florida corporation, JLL WINDOW HOLDINGS, INC., a Delaware corporation (“Window Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as sole lead arranger and bookmanager (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and GENERAL ELECTRIC CAPITAL CORPORATION and UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”).

The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended).

[NAME OF LENDER]

By:	____________________________________

Name:
Title:

[ADDRESS]

Dated:           ______________________, 20__.

EXHIBIT R
[Form of]

INTERCREDITOR AGREEMENT

[Provided under separate cover]